Execution Version

INVESTMENT AGREEMENT

among

COMPANHIA SIDERÚRGICA NACIONAL,

BRAZIL JAPAN IRON ORE CORPORATION,

POSCO,

CHINA STEEL CORPORATION,

CONGONHAS MINÉRIOS S.A.,

and

NACIONAL MINÉRIOS S.A.

Dated November 21, 2014

(amended on November 15th, 2015 and restated on November 27th, 2015)

Plan B 1

INVESTMENT AGREEMENT

INDEX

ARTICLE I - DEFINITIONS	4
ARTICLE II - PREPARATORY ACTIONS TO THE CLOSING
ARTICLE III - SPIN-OFF, DROP-DOWN 1ST INSTALLMENT, NAMISA 40% CONTRIBUTION, CLOSING SALE OF SHARES AND POST CLOSING COVENANTS	22
ARTICLE IV - ACTIONS BETWEEN THE DATE OF EFFECTIVENESS AND THE CLOSING DATE, ACTIONS BETWEEN THE DROP-DOWN 1ST INSTALLMENT AND THE DROP-DOWN 2ST INSTALLMENT	31
ARTICLE V - CONDITIONS PRECEDENT TO CLOSING AND THE CLOSING SALE OF SHARES	36
ARTICLE VI - EARN OUT	38
ARTICLE VII - REPRESENTATIONS AND WARRANTIES	39
ARTICLE VIII - INDEMNIFICATION	47
ARTICLE IX - APPLICABLE LAW AND DISPUTE RESOLUTION	52
ARTICLE X - GENERAL	53

Plan B 2

INVESTMENT AGREEMENT

This Investment Agreement (“Agreement”), dated November 21, 2014, is entered into among:

Companhia Siderúrgica Nacional, a publicly-held corporation (sociedade anônima de capital aberto) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 3400, 20th floor, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 33.042.730/0001-04, herein represented pursuant to its by-laws (“CSN”);

Brazil Japan Iron Ore Corporation, a company duly organized and existing under the Laws of Japan, with its head office located at 13th Floor, Itochu Bldg., 5-1, Kita-Aoyama, 2chome, Minato-ku, Tokyo, 107-0061, Japan (“BJIOC”), POSCO, a company incorporated, organized and existing under the Laws of Korea, having its registered office at POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul, 135-777, Korea (“POSCO”), and China Steel Corporation, a corporation organized and existing under the Laws of Republic of China, with head office located at 88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, Republic of China (“CSC”),

(BJIOC, POSCO and CSC are each individually referred to as “JKTC Party” and collectively referred to as “JKTC Parties” and, jointly with CSN, as “Investors”);

Congonhas Minérios S.A., a closely-held corporation (sociedade anônima de capital fechado) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, zip-code 36.415-000, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.902.291/0001-15, herein represented pursuant to its by-laws (“Congonhas Minérios” or “Company”); and

Nacional Minérios S.A., a closely-held corporation (sociedade anônima de capital fechado) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Logradouro Casa de Pedra, without number, part, zip-code 36.415-000, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.446.702/0001-05, herein represented pursuant to its by-laws (“Namisa”).

(Investors, Congonhas Minérios and Namisa are each individually referred to as “Party” and collectively referred to as “Parties”)

WITNESSETH:

WHEREAS, BJIOC, CSC and POSCO hold forty percent (40%) (“JKTC’s Stake in Namisa”) and CSN holds sixty percent (60%) (“CSN’s Stake in Namisa”) of the voting and total capital stock of Namisa, a company engaged in the mining business;

WHEREAS, Namisa holds class A preferred shares representing ten percent (10%) of the total capital stock of MRS Logística S.A., a publicly-held corporation (sociedade anônima de capital aberto) incorporated, organized and existing under the Laws of Brazil, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 01.417.222/0001-77 (“MRS”);

WHEREAS, CSN is the owner of (i) the assets, rights and liabilities related to iron ore mining and logistic activities listed in Exhibit I, including Casa de Pedra and TECAR (“CSN Iron Ore Division”); (ii) CSN’s Stake in Namisa; (iii) common shares representing seven point fifty nine percent (7.59%) of MRS total outstanding capital stock and class A preferred shares representing one point zero four percent (1.04%) of MRS total outstanding capital stock (“MRS Shares”); and (iv) one common share of MRS bound to the MRS Shareholders’ Agreement, as

Plan B 3

defined below (“MRS Bound Share” and, together with CSN Iron Ore Division, CSN’s Stake in Namisa and MRS Shares hereinafter jointly referred to as “CSN Establishment”);

WHEREAS, CSN is the owner of ninety-nine point ninety-nine percent (99.99%) of the voting and total capital stock of Congonhas Minérios, a non-operational subsidiary of CSN, to which CSN intends to contribute the CSN Establishment; and

WHEREAS, JKTC Parties and CSN share a mutual interest in consolidating the CSN Establishment and Namisa by means of a merger of Namisa into Congonhas Minérios (“Merger”), in accordance with the terms of this Agreement, thereby increasing the synergies, operating capacity and competitiveness of Namisa and CSN Establishment before the leading companies of this sector,

NOW, THEREFORE, the Investors hereto, together with Namisa and Congonhas Minérios, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1     Meanings. As used in this Agreement, the following terms shall have the meanings set forth below:

“1st Installment of the CSN Establishment” means (i) the assets, rights and liabilities of the CSN Iron Ore Division that are related to Casa de Pedra, listed item 1 of Exhibit I; (ii) MRS Shares; and (iii) MRS Bound Share.

“1st Installment Transferred Employees” shall have the meaning ascribed to it in Section 2.1(x).

“2nd Installment Bring Down Supplements” shall have the meaning ascribed to it in Section 3.17.3.

“2nd Installment of the CSN Establishment” means the (i) the assets, rights and liabilities of the CSN Iron Ore Division that are related to TECAR, listed item 2 of Exhibit I; (ii) CSN’s Stake in Namisa.

“2nd Installment Transferred Employees” shall have the meaning ascribed to it in Section 3.17.2(d).

“Additional CSN Shares” shall have the meaning ascribed to it in Section 3.5.

“Additional CSN Shares Price” shall have the meaning ascribed to it in Section 3.5.

“Adhesion Term” means the document by means of which a Person adheres to the terms of a shareholders’ agreement.

“Affiliate” means, in relation to a Person, any Person or Persons directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Amendment to the Existing Agreements” shall have the meaning ascribed to it in Section 3.2(xviii).

“Antitrust Approvals” shall have the meaning ascribed to it in Exhibit 5.1(iii).

“Arbitral Tribunal” shall have the meaning ascribed to it in Section 9.2.2.

Plan B 4

“Authorization” means any and all authorizations, consents, approvals, orders, resolutions, licenses, concessions, permits, exemptions, filings, waivers, grants, contracts, agreements, certificates, national and/or international certifications, decrees, judicial decisions, injunctions, registries, notary public legalizations or registries issued by any Governmental Authority.

“Best Knowledge” shall mean, with regard to a Person, the actual knowledge of a particular fact or matter that any individual serving as director (membro do conselho de administração) or executive officer (diretor estatutário) of such Person (or in any similar capacity) has, or at any time had, without inquiry or investigation, except to the extent required to comply, during all times while exercising their functions, with Section 153 of the Brazilian Corporate Law.

“BJIOC” shall have the meaning ascribed to it in the preamble.

“BJIOC SPC” shall be the company to be incorporated by BJIOC or an Affiliate of BJIOC to receive part of BJIOC’s shares in Congonhas Minérios, as per Section 3.2 (ii). Any reference to BJIOC in this Agreement after the Closing Sale of Shares shall be considered as a reference to BJIOC SPC.

“Board Approvals” shall have the meaning ascribed to it in Section 10.10.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Civil Code” means the Law No. 10.406/2002, as amended.

“Brazilian Corporate Law” means the Law No. 6.404/1976, as amended.

“Brazilian GAAP” means generally accepted accounting principles applicable in Brazil pursuant to which any particular financial statements of a company are prepared, as in effect at the time such financial statements are prepared.

“Bring Down Supplements” shall have the meaning ascribed to it in Section 3.2.1.

“Business” means the exploitation of iron ore mining activities and associated port transportation infrastructure, in any part of Brazil or abroad, comprising the development of mineral deposits, research, extraction, sale of iron ore and byproducts derived from mining activities, beneficiation, industrialization, transportation (including transportation rendered by third parties), loading, rendering of mining services, import and export of iron ore, as well as the exploitation of any other directly or indirectly related activities, such as the purchase of iron ore and the participation in the corporate capital of other Brazilian and/or foreign companies with a corporate purpose compatible with the activities of the CSN Establishment.

“Business Day” means any day other than a: (a) Saturday, (b) Sunday, (c) a legal holiday (i) in the city of Tokyo, Japan, (ii) in the city of São Paulo, State of São Paulo, Brazil, (iii) in the city of New York, United Sates of America, or (iv) in the city of Seoul, South Korea (for the avoidance of doubt, Exhibit II hereto lists all such legal holidays), or (d) a day on which banking institutions in the cities of Tokyo, São Paulo, New York or Seoul are authorized by Law or order to close.

“By-laws of Congonhas Minérios” means the by-laws of Congonhas Minérios resulting from the Closing substantially in the form attached hereto as Exhibit III.

“B53 Tailing Dam” means [*].

“CADE” means the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica).

Plan B 5

“Capital Increase” shall have the meaning ascribed to it in Section 2.1(ix)(a).

“Capital Increase Approval EGM” shall have the meaning ascribed to it in Section 2.1(ix)(a).

“Capital Increase Homologation EGM” shall have the meaning ascribed to it in Section 2.1(ix)(d).

“Casa de Pedra” means all of CSN’s assets, rights and liabilities listed in Exhibit I that are comprised in or related to the Casa de Pedra mine (as indicated therein), including (i) those arising from the administrative processes ongoing before the DNPM in the name of CSN under No. 043.306/1956 and No. 832.997/2002, (ii) the title to the mine manifest (Manifesto de Mina) No. 234; (iii) the rights over real property related to the exploration and exploitation of the iron ore mine and (iv) the connections to MRS railways.

“Claim” means any action, judicial, administrative or arbitration proceeding, lawsuit, order, judicial or extrajudicial notice, assessment notice, inspections, investigation, default or violation notice, collection notice, procedure, judicial or administrative investigation, presented or brought forward against any JKTC Indemnified Party or CSN Indemnified Party.

“Closing” shall mean the completion of the concurrent actions indicated in Section 3.2.

“Closing Balance Sheet of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7(i)(a).

“Closing Balance Sheet of Namisa” shall have the meaning ascribed to it in Section 3.7(i)(b).

“Closing Balance Sheets” shall have the meaning ascribed to it in Section 3.7(i)(b).

“Closing Bring Down Supplements” shall have the meaning ascribed to it in Section 3.2.1.

“Closing Date” shall mean the date when all the actions indicated in Section 3.2 are completed.

“Closing Dividends” shall have the meaning ascribed to it in Section 2.1(viii).

“Closing Net Debt of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7(ii)(b).

“Closing Net Debt of Namisa” shall have the meaning ascribed to it in Section 3.7(iii)(b).

“Closing Notice” shall have the meaning ascribed to it in Section 2.3.

“Closing Bring Down Supplements” shall have the meaning ascribed to it in Section 3.2.1.

“Closing Notice Bring Down Supplements” shall have the meaning ascribed to it in Section 2.3 (vi).

“Closing Notice Date” shall have the meaning ascribed to it in Section 2.3.

“Closing Prior Approvals” shall have the meaning ascribed to it in Section 5.1(iii)(b).

“Closing Sale of Shares” shall have the meaning ascribed to it in Section 3.2(viii).

“Closing Working Capital of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7(ii)(a).

“Closing Working Capital of Namisa” shall have the meaning ascribed to it in Section 3.7(iii)(a).

Plan B 6

“Confidential Information” means the information exchanged by the Investors in the context of the negotiation of the Transaction Documents, the Spin-Off, the Drop Down 1st Installment, the Namisa 40% Contribution, the Closing Sale of Shares, the Drop Down 2nd Installment and the Merger, including any data and/or information, whether written or oral, including discoveries, ideas, secrets, and/or information of business, financial, operational, economic, technical, and legal nature and the exchange of correspondence.

“Congonhas Minérios” shall have the meaning ascribed to it in the preamble.

“Congonhas Minérios Excluded Assets” shall have the meaning ascribed to it in Section 2.1(i).

“Congonhas Minérios’ Closing AGE” shall have the meaning ascribed to it in Section 3.2(v).

“Congonhas Minérios’ Merger AGE” shall have the meaning ascribed to it in Section 3.17.2(e).

“Congonhas Minérios’ Net Debt on the Drop Down Reference Date” shall have the meaning ascribed to it in Section 2.3(iii)(b).

“Congonhas Minérios Operating Cash” shall have the meaning ascribed to it in Section 5.1(xviii).

“Congonhas Minérios’ Pre-Closing Balance Sheet” shall have the meaning ascribed to it in Section 2.1(xiii)(d).

“Congonhas Minérios’ Pre-Closing Valuation Report” shall have the meaning ascribed to it in Section 2.1(xiii)(d).

“Congonhas Minérios’ Working Capital on the Drop Down Reference Date” shall have the meaning ascribed to it in Section 2.3(iii)(a).

“Contribution to BJIOC SPC” shall have the meaning ascribed to it in Section 3.2(vii).

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled” and “under common Control with”), as used with respect to any Person or group of Persons, means the direct or indirect possession of the right to cast the majority of the votes on the resolutions adopted by the shareholders’ or quotaholders’ meetings and to appoint the majority of the members of the management and the effective use of such powers to direct or cause the direction of the management and policies of a corporation, limited liability company, partnership, association, fund or other business entity, whether through ownership of voting securities, by contract or otherwise.

“CSC” shall have the meaning ascribed to it in the preamble.

“CSN” shall have the meaning ascribed to it in the preamble.

“CSN Establishment” shall have the meaning ascribed to it in the preamble.

“CSN Establishment 2nd Installment Valuation Report” shall have the meaning ascribed to it in Section 3.17.

“CSN Establishment Drop-Down Assurance Report” shall have the meaning ascribed to it in Section 2.1(vii)(b).

“CSN Establishment Pro Forma Signing Balance Sheet” shall have the meaning ascribed to it in Section 7.1(r).

Plan B 7

“CSN Establishment Reference Valuation Report” shall have the meaning ascribed to it in Section 2.1(vi)(a).

“CSN Indemnified Parties” and “CSN Indemnified Party” shall have the meaning ascribed to it in Section 8.2.

“CSN Iron Ore Division” shall have the meaning ascribed to it in the preamble.

“CSN Off-Take Agreement” shall have the meaning ascribed to it in Section 2.1(xi).

“CSN’s Stake in Namisa” shall have the meaning ascribed to it in the preamble.

“CSN Spin-off AGE” shall have the meaning ascribed to it in Section 3.2(iv)(d).

“DARF” means the Federal Revenue Collection Document (Documento de Arrecadação de Receitas Federais).

“Date of Effectiveness” shall have the meaning ascribed to it in Section 10.10.

“Date of Execution” means the first date written above, which is the signing date of this Agreement.

“Dispute” shall have the meaning ascribed to it in Section 9.2.

“DNPM” shall have the meaning ascribed to it in Section 4.2(viii).

“Drop Dead Date” shall have the meaning ascribed to it in Section 5.3.

“Drop Down 1st Installment” shall have the meaning ascribed to it in Section 2.1.4.

“Drop Down 2nd Installment” shall have the meaning ascribed to it in Section 3.17.2(a)(iv).

“Drop Down 2nd Installment Date” shall have the meaning ascribed to it in Section 3.17.2.

“Drop Down 2nd Installment Reference Date” shall have the meaning ascribed to it in Section 3.17.

“Drop Down 2nd Installment EGM” shall have the meaning ascribed to it in Section 3.17.2(a).

“Drop Down Date” means November 30th, 2015.

“Drop Down Reference Date” means September 30, 2015.

“Drop-Down Specialized Firm” shall have the meaning ascribed to it in Section 2.1(vii).

“Due Diligence Exercise” shall have the meaning ascribed to it in Section 4.4.

“DVD” shall have the meaning ascribed to it in Section 7.1.1.

“Effective Equity Value at the Liquidity Event” means the pre-money valuation at which the effective amount is raised as a result of, and/or received as payment for the Liquidity Event, ranging between the Minimum Equity Value and the Maximum Equity Value.

“Enterprise Value” means the enterprise value of Congonhas Minérios, on a debt-free, cash-free basis.

Plan B 8

“Environment” means living organisms (including humans and ecological systems of which they form part) and the following media, alone or in combination: air (including that within buildings or natural or man-made structures, whether above or below ground), water (including territorial, coastal and inland waters and ground water and drains and sewers) and land (including, without limitation, sediment, sea bed or river bed under any water as described above, surface land and sub-surface land, caves and any natural structures, whether or not manipulated by man) and wildlife (including plants, animals and other biological resources) and (for the avoidance of doubt) includes any of the above that forms part of a relevant Person's own property.

“Environmental Laws” means any applicable Law (including all statutes, codes, directives and the like and all rules, regulations, judicial and administrative orders or statutory guidance made thereunder) concerning matters arising out of or relating to the Environment, including, but not limited to, pollution, protection of the Environment or destruction of natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances or the mitigation of the effects thereon, each as amended or in effect prior to or at the Closing Date.

“Governmental Authority” means any Brazilian or foreign government and any national, state, provincial, county, municipal, local or other governmental unit and any governmental agency, bureau, court, tribunal, commission, authority, judicial or arbitral body, as applicable, including the Brazilian governmental authorities such as CADE, the Chinese antitrust authorities and the antitrust authorities from other jurisdictions, as applicable, the Brazilian federal and state environmental authorities, real estate registries and any other public registries.

“Handel Transaction” shall have the meaning ascribed to it in Section 3.14.

“Handel Merger” shall have the meaning ascribed to it in Section 2.1(xv).

“Hazardous Substance” means any pollutants, contaminants or any toxic or otherwise hazardous materials, substances or wastes, including petroleum and petroleum-related substances, metals and semi-metals, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint, with respect to which limits or standards of conduct are imposed under any Environmental Laws.

“ICC Court” shall have the meaning ascribed to it in Section 9.2.2.

“ICC Rules” shall have the meaning ascribed to it in Section 9.2.1.

“IFRS” means the International Financial Reporting Standards, which is the set of accounting standards developed by the International Accounting Standards Board (IASB), pursuant to which any particular financial statements of a company are prepared, as in effect at the time such financial statements are prepared.

“Incremental Equity Percentage” shall be equivalent to [*] of Congonhas Minérios’ total capital stock.

“Indebtedness” means the amount of any debt reflected on the balance sheet of a company, prepared in accordance with IFRS, including (a) all obligations of such company for money borrowed; (b) all obligations of such company evidenced by notes, debentures, bonds or other similar instruments the payment of which such company is responsible or liable for as primary obligor; (c) all payment obligations of such company, issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar transactions; (d) all payment obligations of such company, as applicable, under leases required to be capitalized in accordance with IFRS; (e) all payment obligations of such company for the reimbursement of any

Plan B 9

obligor on any letter of credit, banker’s acceptance, guarantees or similar credit, in each case including all accrued but unpaid interest (or interest equivalent) thereon; (f) all due and unpaid taxes and social charges included in Governmental Authorities refinancing programs; (g) any overdue accounts payable, of any nature, to related parties and/or third parties; (h) the amounts of any dividend or interest on equity declared but unpaid; (i) any liabilities with derivative financial instruments; and (j) any other obligation considered as a like-debt transaction according to IFRS.

“Indemnified Claim” shall have the meaning ascribed to it in Section 8.7(iii).

“Indemnified Party” shall have the meaning ascribed to it in Section 8.7(i).

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.7(i).

“Initial Master Plan” means the Master Plan for the first five (5) years from the Closing Date.

“Interim Distributions” shall have the meaning ascribed to it in Section 4.3.

“Investors” means CSN and JKTC Parties, and “Investor” means each of CSN and JKTC Parties.

“IPO” means an initial public offering (Primary Offer and/or Secondary Offer) of common shares and/or preferred shares and/or of any other securities representing or backed by common shares and/or preferred shares, including units, of Congonhas Minérios or of the IPO Vehicle.

“IPO Vehicle” shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Itochu Marketing Services Agreement” shall have the meaning ascribed to it in Section 3.2(xii).

“Japanese SPC” shall be a Japanese company to be incorporated by BJIOC.

“JKTC Bottom Shareholding Position” shall have the meaning ascribed to it in Section 3.4.1.

“JKTC Bottom Shareholding Position Post Closing Sale of Shares” shall have the meaning ascribed to it in Section 3.5.

“JKTC Indemnified Parties” and “JKTC Indemnified Party” shall have the meaning ascribed to it in Section 8.1.

“JKTC Liquidity Event Bottom Shareholding Position” shall have the meaning ascribed to it in Section 6.5.

“JKTC Liquidity Event Top Shareholding Position” shall have the meaning ascribed to it in Section 6.5.

“JKTC Off-Take Agreements” shall have the meaning ascribed to it in Section 3.2(xi).

“JKTC Parties” shall have the meaning ascribed to it in the preamble.

“JKTC Party” shall have the meaning ascribed to it in the preamble.

“JKTC Shareholding Position Resulting from Closing” shall have the meaning ascribed to it in Section 3.4.1.

“JKTC’s Stake in Namisa” shall have the meaning ascribed to it in the preamble.

“JKTC Top Shareholding Position” shall have the meaning ascribed to it in Section 3.4.1.

Plan B 10

“JKTC Top Shareholding Position Post Closing Sale of Shares” shall have the meaning ascribed to it in Section 3.5.

“Judgment” means any judgment, order, writ, injunction, decree, arbitration award or other similar command of any Governmental Authority.

“Key Management Personnel” means those individuals having authority and responsibility for planning, directing or Controlling the activities of CSN or of an Affiliate of CSN, directly or indirectly, including any officer or director (whether executive or otherwise) of those entities.

“Land Acquisition” shall have the meaning ascribed to it in Section 11.1.

“Land Acquisition Subscription Bonus” shall have the meaning ascribed to it in Section 3.2(v)(c).

“Land Capital Increase” shall have the meaning ascribed to it in Section 11.4.4.1.

“Law” means any foreign or domestic statute, law, ordinance, rule or regulation.

“Liabilities” means with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated, due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with the applicable accounting principles.

“LIBOR” shall have the meaning ascribed to it in Section 11.5.

“Lien” means any lien (gravame), encumbrance, pledge (penhor), usufruct, security interest (any direito real de garantia including alienação fiduciária), charge, Claim, mortgage, deed of trust, option, call, warrant, purchase right, lease, priority rights, preemptive rights, rights of first refusal, purchase preference rights, commitments, rights of conversion, rights to exchange, transfer restrictions of any nature, or other agreements or commitments, of any nature, providing for the purchase, issuance, or sale of securities, voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to any rights attributable to securities, or any other encumbrance whatsoever.

“Liquidity Event” means the completion, within the period of [*] counted from Closing Date, of the Qualified IPO or the Qualified Private Sale, with the Pre-Money Equity Value of Congonhas Minérios of [*] (“Minimum Equity Value”) or greater.

“Liquidity Event Conversion” shall have the meaning ascribed to it in Section 6.1.

“Losses” means any and all liabilities, losses, damages, fines, penalties, condemnations, costs and expenses, including reasonable attorneys' fees, court costs and other costs in connection with a Person's defense in any Claim, in each case actually incurred, including loss of profits (lucros cessantes), subject to the provisions of Section 8.5.2, but excluding moral damages (danos morais) and indirect damages (danos indiretos).

“Master Plan” means the business plan for the operation of Congonhas Minérios, which shall necessarily include: (i) the production plan and product mix for each plant and master schedule for each plant; (ii) the engineering, procurement and construction arrangement for the plants, covering concept study, feasibility study, execution, commissioning and operation optimization, through an Engineering, Procurement and Construction Management - EPCM or similar scheme; (iii) the mechanisms for the development of a monitoring system to supervise the expansion of the Business; (iv) the Company’s organizational structure; (v) a working plan for the environmental licensing of Congonhas Minérios.

Plan B 11

"Material Adverse Effect" shall mean any change or event, including but not limited to ordinary or extraordinary force majeure event, that is or will be, as determined at the time such change or event occurs, materially adverse to the financial, tax or accounting condition or results of operations of the Business of Namisa, Congonhas Minérios, their Subsidiaries and/or of the CSN Iron Ore Division, taken as a whole, other than any change or event relating to or arising out of: (i) general economic conditions (including changes or events in the financial, banking, currency and capital markets) in Brazil; (ii) conditions generally affecting the industries in which Congonhas Minérios, Namisa, their Subsidiaries and/or CSN Iron Ore Division operate; (iii) changes in applicable Law or in IFRS; or (iv) any actions taken, or failures to take action, or such other changes or events, in each case, to which JKTC Parties and/or CSN, as applicable, have expressly consented.

“Material Contracts” shall have the meaning ascribed to it in Section 7.1(l).

“Maximum Equity Value” shall have the meaning ascribed to it in Section 6.3.

“Merger” shall have the meaning ascribed to it in the preamble.

“Minimum Equity Value” shall have the meaning ascribed to it in the “Liquidity Event” definition.

“Mining Rights” shall have the meaning ascribed to it in Section 7.1(k).

“MRS” shall have the meaning ascribed to it in the preamble.

“MRS Bound Share” shall have the meaning ascribed to it in the preamble.

“MRS Shares” shall have the meaning ascribed to it in the preamble.

“MRS Transportation Agreement” means the Contrato de Prestação de Serviço de Transporte Ferroviário de Carga entered into by and among CSN, the Company, Namisa and MRS on January 1, 2011.

“Namisa 40% Contribution” shall have the meaning ascribed to it in Section 3.2(v)(c).

“Namisa 40% Contribution Balance Sheet” shall have the meaning ascribed to it in Section 2.1(xvi)(I).

“Namisa 40% Contribution Valuation Report” shall have the meaning ascribed to it in Section 2.1(xvi).

“Namisa” shall have the meaning ascribed to it in the preamble.

“Namisa’s AGE” shall have the meaning ascribed to it in Section 3.2(vi).

“Namisa Capital Reduction” shall have the meaning ascribed to it in Section 2.1(iv).

“Namisa’s Consolidated Pro Forma Pre Closing Assurance Report” shall have the meaning ascribed to it in Section 2.1(xiii).

“Namisa’s Conversion AGE” shall have the meaning ascribed to it in Section 3.2(xvi).

“Namisa Excluded Assets” means all assets, rights and liabilities that are comprised in or related to the [*], including (i) those arising from the administrative processes ongoing before the DNPM [*], (ii) any rights over real property which location coincides with the area covered by each of the DNPM processes related to the [*], provided that such real properties are not required for the

Plan B 12

operations of the remainder assets of Namisa and (iii) any plant and equipment exclusively dedicated to the [*].

“Namisa’s Dividends AGE” shall have the meaning ascribed to it in Section 3.2(xvii).

“Namisa’s Merger Valuation Report” shall have the meaning ascribed to it in Section 3.17(b).

“Namisa’s Net Debt on the Drop Down Reference Date” shall have the meaning ascribed to it in Section 2.3(iv)(b).

“Namisa’s Pre-Closing Balance Sheet” shall have the meaning ascribed to it in Section 2.1(xiii).

“Namisa’s Pre-Closing Consolidated Balance Sheet” shall have the meaning ascribed to it in Section 2.1(xiii).

“Namisa’s Pre-Closing Consolidated Valuation Report” shall have the meaning ascribed to it in Section 2.1(xiii).

“Namisa’s Pre-Closing Valuation Report” shall have the meaning ascribed to it in Section 2.1(xiii).

“Namisa Reference Balance Sheet” shall have the meaning ascribed to it in Section 2.1(vi)(b).

“Namisa’s Spin-Off AGE” shall have the meaning ascribed to it in Section 3.2(iii)(b).

“Namisa’s Working Capital on the Drop Down Reference Date” shall have the meaning ascribed to it in Section 2.3(iv)(a).

“Net Closing Working Capital Cash Adjustment” shall have the meaning ascribed to it in Section 3.7.1.

“Net Closing Net Debt Cash Adjustment” shall have the meaning ascribed to it in Section 3.7.2.

“Net Debt” means, without duplication (i) Indebtedness minus (ii) cash, cash equivalents and any assets with derivative financial instruments reflected on the same balance sheet of the relevant company.

“Off-Take Agreements” shall have the meaning ascribed to it in Section 3.2(xi).

“Operational Agreements” means the High Silica ROM Iron Ore Supply Contract executed by and among CSN, Namisa and other intervening parties, dated as of October 21st, 2008, as amended, the Low Silica ROM Iron Ore Supply Contract by and among CSN, Namisa and other intervening parties, dated as of October 21st, 2008, as amended and the Port Operating Services by and among CSN, Namisa and other intervening parties, dated as of October 21st, 2008, as amended.

“Operating Budget” means the operating budget of Congonhas Minérios, based on the Master Plan, which shall necessarily contemplate (i) Congonhas Minérios’ basic goals, projected revenues, expenses, working capital, capital expenditures, financing plans, operating cash flows, in each case with projections for not less than the next three (3) succeeding fiscal years; (ii) strategic alliances expressly set forth in the Master Plan; and (iii) operating projections of Congonhas Minérios for not less than the next three (3) succeeding fiscal years.

“Parties” and “Party” shall have the meaning ascribed to it in the preamble.

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“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), partnership, association (whether incorporated or not), investment fund, trust or other entity or organization (whether or not Brazilian), including any type of Brazilian sociedade empresária and sociedade simples or any other entity regulated by Articles 40 through 69 of the Brazilian Civil Code.

“Port Services Agreement” shall have the meaning ascribed to it in Section 3.17.2(c).

“POSCO” shall have the meaning ascribed to it in the preamble.

“Pre-Closing Equity Interest Adjustment” shall have the meaning ascribed to it in Section 3.4.1.

“Pre-Money Equity Value – Subscription Bonus” shall have the meaning ascribed to it in Section 2.1(ix).

“Pre-Money Valuation” shall have the meaning ascribed to it in Section 6.2.

“Preparatory Actions to the Closing” shall have the meaning ascribed to it in Section 2.1.

“Pro Forma Pre-Closing Balance Sheet” shall have the meaning ascribed to it in Section 2.3(ii).

“Primary Offer” means any public offering of new shares to be issued by Congonhas Minérios or by the IPO Vehicle, in the context of a Qualified IPO.

“Primary Tranche” means any issuance of new shares by Congonhas Minérios or by the IPO Vehicle, in the context of a Qualified Private Sale.

“Protocol of Merger” shall have the meaning ascribed to it in Section 3.17.1.

“Protocol of the Spin-Off” shall have the meaning ascribed to it in Section 2.1(xiv).

“Provisional Decision” shall have the meaning ascribed to it in Section 8.4.

“PTAX” means the PTAX rate, expressed as the amount of one Brazilian Real per one US Dollar, published by the Central Bank of Brazil in its website.

“P7 Water Supply” means [*].

“P9 Water Supply” means [*].

“P28 Beneficiation Plant” means the project for the implementation of a beneficiation plant of high silica run-of-mine (ROM), with capacity for production of twenty-eight million (28,000,000.00) ton per year of pellet feed.

“P28 Loading Terminal” means the railway terminal set forth in the conceptual study for P28 Beneficiation Plant, as a possible alternative in case of lack of capacity of the existing stock yard and loading system of Casa de Pedra.

“Qualified IPO” means an IPO that meets all of the following conditions: (i) minimum size equivalent to [*] of the shares outstanding immediately prior to the IPO; (ii) minimum Primary Offer amounting to [*], with a Secondary Offer permitted on top of the Primary Offer; and (iii) broad distribution involving at least fifty (50) institutional investors not related to CSN.

“Qualified Private Sale” means a transfer of the preemptive rights of CSN in the subscription of shares issued by Congonhas Minérios or of the IPO Vehicle (if such sale occurs after the IPO of the IPO Vehicle), not involving a public offering and not subject to registration before a

Plan B 14

Governmental Authority in charge of securities regulation, to a Person which is not a Related Party to CSN, in accordance with the following conditions: (i) minimum size equivalent to ten percent (10%) of the shares outstanding immediately prior to the Qualified Private Sale; and (ii) a minimum Primary Tranche amounting to [*] to be paid in cash (“Cash Payment”) or in shares of a publicly traded company with an average daily trading volume in the last [*] prior to the transaction of at least [*] (“Share Payment”), provided that, in the Share Payment, the price per share for purposes of the calculation of the value of the shares being contributed to Congonhas Minérios or to the IPO Vehicle shall be based on the average of the last [*] trading day’s price negotiated in the stock market prior to the subscription of the Congonhas Minérios shares or of the IPO Vehicle shares, as the case may be. The Cash Payment shall be made within a maximum period of [*] counted from the subscription of the Congonhas Minérios shares or of the IPO Vehicle shares and the Share Payment shall always be made upon the subscription of Congonhas Minérios shares or the IPO vehicle shares. A Secondary Tranche is permitted on top of the Primary Tranche.

“Real Estate” shall have the meaning ascribed to it in Section 7.1(k).

“Reference Date” shall have the meaning ascribed to it in Section 2.1(vi)(a).

“Reference Working Capital of CSN Iron Ore Division” shall have the meaning ascribed to it in Section 2.1(vi)(c).

“Reference Working Capital of Namisa” shall have the meaning ascribed to it in Section 2.1(vi)(d).

“Related Party” of any specified Person shall have the meaning set forth in the Deliberation No. 642 of October 7, 2010 issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM), and shall also include (i) any Affiliate of such Person, (ii) any officer, director, quotaholder, shareholder, employee or administrator of such Person or of an Affiliate of such Person, (iii) any spouse, ex-spouse, ascendant, descendant or collateral relative up to second degree of such Person or of any of the foregoing.

“Related Party to CSN” means: (i) an Affiliate of CSN; (ii) Mrs. [*] or any of her descendents and their respective spouses or any Person Controlled by such individuals; (iii) Ms. [*], the Estate of [*] or any of their descendents and their respective spouses or any Person Controlled by such individuals; or (iv) any Key Management Personnel of CSN or of an Affiliate of CSN or any Person Controlled by such individuals.

“Relevant Areas” shall have the meaning ascribed to it in Section 11.1.

“Representative” means, with respect to any Person, any executive officer (diretor estatutário), director (membro do conselho de administração), principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Sale Percentage” shall have the meaning ascribed to it in Section 3.2(viii)(a).

“Secondary Offer” means any public offering of existing shares issued by Congonhas Minérios or by the IPO Vehicle and owned by a selling shareholder in the context of a Qualified IPO.

“Secondary Tranche” means the sale of any existing shares of Congonhas Minérios or of the IPO Vehicle (if such sale occurs after an IPO of the IPO Vehicle) owned by a selling shareholder in the context of a Qualified Private Sale.

“Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into as of the Closing Date by and among CSN, JKTC Parties and Congonhas Minérios to set up the procedures

Plan B 15

and rules that shall govern the Investor΄s relationship as shareholders of Congonhas Minérios, substantially in the form attached hereto as Exhibit IV.

“Special Dividends” shall have the meaning ascribed to it in Section 4.3.

“Specialized Firms” shall have the meaning ascribed to it in Section 2.1(vi)(a).

“Spin-Off” shall have the meaning ascribed to it in Section 2.1(xiii).

“Spin-Off Valuation Report” shall have the meaning ascribed to it in Section 2.1(xiii).

“Standstill Agreement” means the Standstill Agreement entered into among the Investors and Namisa on [*], as amended.

“Standstill Period” shall have the meaning ascribed to it in the Standstill Agreement.

“Subsidiary” means, when used with respect to any Person, any other Person directly or indirectly Controlled by such Person. The term "Subsidiary" shall (i) include all Subsidiaries of such Subsidiary; and (ii) exclude MRS, except where expressly indicated.

“Tax Claim” means any Claim concerning matters related to Taxes.

“Taxes” means, pursuant to any Law, (i) any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof or on behalf of third parties (including obligations resulting from acting as a retention agent, intermediary, etc.), due to any Governmental Authority, which shall include, without limiting the generality of the foregoing, all income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, such tax taken to include surtax, capital gains tax, tax on profits, tax on gross receipts, withholding tax, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges or taxes, taxes on stock, sales and use taxes, ad valorem taxes, value added tax, custom duties, excise taxes and duties, franchise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, customs, tariffs, social security and retirement fund contributions, imposts, fees, duties, assessments, withholdings or charges of any kind (including, for example, ITR, IRPJ, CSL, PIS, COFINS, ISS, CFEM, INSS and FGTS) and other obligations of the same or of a similar nature to any of the foregoing and (ii) any Liability for the payment of any amount of a type described in item (i) above as a result of any Law in relation to any other Person.

“Tax Return” means any and all returns, reports, declarations, statements, bills, schedules, claims for refund or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“TECAR” means the rights related to the port installations of the terminal for solid bulk cargoes, as well as the related equipment and facilities, located in the Itaguaí Port, in the city of Itaguai, state of Rio de Janeiro, pursuant to the TECAR Lease Agreement.

“TECAR Lease Agreement” means Lease Agreement No. C-DEP JUR 054/97 (bound to the Public Bid Order No. CI-003/96), as amended.

“Transaction Documents” means this Agreement, the Transitional Agreement, the Standstill Agreement, the Shareholders Agreement, the By-laws of Congonhas Minérios, the Off-Take Agreements, the Itochu Marketing Services Agreement and any other contracts, instruments, documents, and/or corporate acts entered into for the purposes of the implementation of the Spin-

Plan B 16

Off, the Drop Down 1st Installment, the Namisa 40% Contribution, the Closing Sale of Shares, the Drop Down 2nd Installment and the Merger.

“Transitional Agreement” means the Transitional Agreement entered into on the present date among the Investors, Congonhas Minérios and Namisa, which draft is attached hereto as Exhibit V.

“Transition Port Services Agreement” shall have the meaning ascribed to it in Section 2.1(xii).

“Transition Shareholders Agreement” shall have the meaning ascribed to it in Section 3.2(xv).

“Working Capital” means the amount equal to all current assets minus all current liabilities (excluding all transactions, accounts and balances included in the Net Debt calculation) of a company, determined in accordance with IFRS, and calculated pursuant to the method described in Exhibit VI.

“Δ Closing Net Debt of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7.2(i).

“Δ Closing Net Debt of Namisa” shall have the meaning ascribed to it in Section 3.7.2(ii).

“Δ Closing Working Capital of Congonhas Minérios” shall have the meaning ascribed to it in Section 3.7.1(ii).

“Δ Closing Working Capital of Namisa” shall have the meaning ascribed to it in Section 3.7.1(ii).

1.2             Terms Generally. The definitions in this ARTICLE I shall apply equally to both the singular and plural forms of the terms defined. Unless the context otherwise requires, any reference to any contract or Law includes any amendments thereto from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualifications of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The terms “include”, “including” and similar ones shall be construed as if they were followed by the term “for example purposes”. All references to R$ refer to Brazilian real and all references to USD refer to United States dollars.

ARTICLE II
PREPARATORY ACTIONS TO THE CLOSING

2.1             Preparatory Actions to the Closing. CSN and Congonhas Minérios, on one side, and JKTC Parties, on the other side, shall take the following acts and/or actions between the Date of Execution and the Closing Date (the “Preparatory Actions to the Closing”):

(i)	The assets of Congonhas Minérios listed in Exhibit 2.1(i) (“Congonhas Minérios Excluded Assets”) shall be transferred to CSN or to an Affiliate of CSN (at CSN΄s sole discretion) before the Drop-Down Date, through a spin-off of such assets, a capital reduction or redemption of shares;
(ii)	Investors, Namisa, Congonhas Minérios and the other parties thereto shall enter into the Transitional Agreement simultaneously to the execution of this Agreement;

Plan B 17

(iii)	The Standstill Agreement shall be amended, simultaneously to the execution of this Agreement, in order to extend the Standstill Period to (a) [*], in case the Board Approvals are not obtained; or (b) the [*];
(iv)	On the Date of Effectiveness, the shareholders of Namisa shall approve a capital reduction in the amount equivalent in Reais to three hundred million US Dollars (USD300,000,000.00), in accordance with the terms set forth in Exhibit 2.1(iv) (“Namisa Capital Reduction”);
(v)	BJIOC shall incorporate BJIOC SPC;
(vi)	within [*] days from the Date of Effectiveness, CSN shall deliver to JKTC Parties:
(a)	a valuation report of the CSN Establishment (laudo de avaliação) attesting the book value of the CSN Establishment on September 30, 2014 (“Reference Date”), to be prepared by one of the specialized firms listed in Exhibit 2.1(vi)(a) (“Specialized Firms”), based on CSN’s balance sheet as of such date (“CSN Establishment Reference Valuation Report”);
(b)	Namisa’s balance sheet as of the Reference Date (“Namisa Reference Balance Sheet”);
(c)	the Working Capital of the CSN Iron Ore Division as of the Reference Date, in Reais, together with the relevant underlying calculations and figures in the form set forth in Schedule 2.1(vi)(c) and confirmed by the Specialized Firm that has prepared the CSN Establishment Reference Valuation Report (“Reference Working Capital of CSN Iron Ore Division”); and
(d)	the Working Capital of Namisa as of the Reference Date, in Reais, together with the relevant underlying calculations and figures in the form set forth in Schedule 2.1(iv)(c) based on the Namisa Reference Balance Sheet and confirmed by the Specialized Firm that has prepared the CSN Establishment Reference Valuation Report, provided that by November 15, 2015, CSN shall deliver to JKTC Parties the Working Capital of Namisa as of the Reference Date, in Reais, excluding Namisa Excluded Assets (“Reference Working Capital of Namisa”);
(vii)	Congonhas Minérios shall engage the same Specialized Firm hired for the preparation of the CSN Establishment Reference Valuation Report (“Drop Down Specialized Firm”) to prepare (a) the valuation report (laudo de avaliação) of all the assets and liabilities that comprise the CSN Establishment, at book value, based on the balance sheet of CSN as of the Drop Down Reference Date, projecting the effects of the Spin-Off as a subsequent event (“CSN Establishment Drop-Down Valuation Report”); and (b) an assurance report of CSN Establishment, at book value, as of the Drop Down Reference Date, projecting the effects of the Spin-Off and the declaration of the Closing Dividends as subsequent events (“CSN Establishment Drop-Down Assurance Report”);
(viii)	immediately before the Drop-Down takes place, the amount equivalent in Reais on November 30th, 2015, to [*], pursuant to Section 3.2(xx), shall be declared as dividends (subject to Section 2.1.1), and paid as follows (1) the amount equivalent in Reais to one billion four hundred million US Dollars (USD1,400,000,000.00) on November 30th, 2015 shall be paid on the Closing Date and (2) the balance shall be paid within one (1) year from the Closing Date (all subject to the occurrence of the Closing) (“Closing Dividends”);

Plan B 18

(ix)	CSN shall approve a capital increase in Congonhas Minérios, whereby CSN shall contribute to Congonhas Minérios the CSN Establishment, as follows:
a.	as soon as practicable, an extraordinary shareholders' meeting of Congonhas Minérios shall be held (“Capital Increase Approval EGM”) to approve a capital increase to be subscribed by CSN and paid in with the contribution of the CSN Establishment together with the business activities conducted therein and connected thereto (“Capital Increase”). The Capital Increase Approval EGM shall also approve the issuance of a subscription bonus by Congonhas Minérios, as an additional advantage to CSN, which will be the subscriber of the shares issued as a result of the Capital Increase, substantially in the terms of Exhibit 2.1(ix) in favor of CSN, to ensure that, upon the occurrence of a Liquidity Event, CSN will be able to receive from Congonhas Minérios the number of shares resulting from the Earn-Out set forth in ARTICLE VI for an issuance price of ten thousand Brazilian reais (R$10,000.00) (“Pre-Money Equity Value – Subscription Bonus”);

b.	the minutes of the Capital Increase Approval EGM and related documents required by Law shall be taken to registration before the competent Board of Trade as soon as possible after their execution;

c.	before the Drop Down Date, the resolutions of the Capital Increase Approval EGM may be amended to adjust the amount of the Capital Increase to reflect any variation of the net amount of the CSN Establishment;

d.	on Drop Down Date, after the Spin-Off but before the other actions for Closing described in Section 3.2, the homologation and payment of the Capital Increase shall be approved in an extraordinary general meeting of Congonhas Minérios (“Capital Increase Homologation EGM”) pursuant to Section 2.1.4;
(x)	on the Drop Down Date, the CSN employees that work in the CSN Iron Ore Division (except for the CSN employees that work in the TECAR activities) shall be transferred to Congonhas Minérios in the Drop Down 1st Installment, in accordance with the procedures described in Exhibit 2.1(x) (“1st Installment Transferred Employees”);
(xi)	on the Drop Down Date, CSN and Congonhas Minérios shall enter into an off-take agreement under the terms and conditions set forth in Exhibit 2.1(xi) (“CSN Off-Take Agreement”);
(xii)	on the Drop Down Date, CSN and Congonhas Minérios shall enter into a transition port services agreement under the terms and conditions set forth in Exhibit 2.1(xii) (“Transition Port Services Agreement”);
(xiii)	within [*] days from the Drop-Down Reference Date, the Drop-Down Specialized Firm shall prepare (a) the valuation report (laudo de avaliação) of the Namisa Excluded Assets (“Spin-Off Valuation Report”), at book value, for purposes of the disproportionate spin-off of Namisa and the subsequent merger of the Namisa Excluded Assets into CSN or an Affiliate of CSN, whereby only CSN will receive the Namisa Excluded Assets (“Spin-Off”), based on the balance sheet

Plan B 19

of Namisa dated as of the Drop Down Reference Date; and (b) the valuation report (laudo de avaliação) of Namisa, at book value (“Namisa’s Pre-Closing Valuation Report”), based on the balance sheet of Namisa dated as of the Drop Down Reference Date, projecting the effects of the Spin-Off as subsequent event (“Namisa΄s Pre-Closing Balance Sheet”); (c) the valuation report (laudo de avaliação) of the consolidated book value of Namisa, for the purposes of the calculation of the Pre-Closing Equity Interest Adjustment (“Namisa’s Pre-Closing Consolidated Valuation Report”), based on the consolidated balance sheet of Namisa dated as of the Drop Down Reference Date (“Namisa΄s Pre-Closing Consolidated Balance Sheet”); (d) the valuation report (laudo de avaliação) of Congonhas Minérios, at book value, for the purposes of the calculation of the Pre-Closing Equity Interest Adjustment (“Congonhas Minérios’ Pre-Closing Valuation Report”), based on the balance sheet of Congonhas Minérios dated as of the Drop Down Reference Date (“Congonhas Minérios΄ Pre-Closing Balance Sheet”); (e) the assurance report (relatório de asseguração) of the consolidated book value of Namisa, for the purposes of the calculation of the Pre-Closing Equity Interest Adjustment (“Namisa Consolidated Pro Forma Pre Closing Assurance Report”), based on the consolidated balance sheet of Namisa dated as of the Drop Down Reference Date and projecting the effects of the declaration of the Closing Dividends and of the Spin Off as subsequent events;

(xiv)	the Pre-Closing Equity Interest Adjustment shall be finalized in accordance with Section 3.4.1 and the management of Namisa and CSN (or its Affiliate) shall enter into the protocol and justification of the Spin-Off (“Protocol of the Spin-Off”);
(xv)	On or before the Closing Date: (i) CSN Handel GmbH shall declare and distribute dividends in an amount equal to the sum of its profits reserves up to and including December 31, 2014; (ii) Namisa Handel GmbH shall acquire 100% of the equity interests issued by CSN Handel GmbH from CSN Americas S.L.U. and CSN Minerals S.L.U., for the amount corresponding to CSN Handel GmbH’s net worth at book value, to be made in accordance with Section 3.14; (iii) once items (i) and (ii) have been implemented, CSN Handel GmbH shall be merged into Namisa Handel GmbH and, as result thereof, Namisa Handel shall succeed CSN Handel GmbH in all of its rights and obligations, including those under the offtake agreements with third parties previously held by CSN Handel GmbH (the “Handel Merger”); and
(xvi)	by November 15, 2015, (a) KPMG shall prepare the valuation report (laudo de avaliação) of Namisa, at fair value (valor econômico), for purposes of the Namisa 40% Contribution by JKTC Parties (“Namisa 40% Contribution Valuation Report”), based on the balance sheet of Namisa dated as of the Drop Down Reference Date projecting the effects of the distribution of the Closing Dividends as subsequent events (“Namisa 40% Contribution Balance Sheet”)

2.1.1                    The Investors agree that in case of shortage of profits or reserves for the declaration of the Closing Dividends provided for in Section 2.1(viii)(2), the amount that Namisa was not able to declare as dividends shall be distributed to the relevant shareholders as capital reduction.

2.1.2                    (excluded)

2.1.3                    Upon the registration of the corporate documents regulating the transfer of the Congonhas Minérios Excluded Assets to CSN or its Affiliate by the competent Board of Trade, CSN or its Affiliate, as applicable, and Congonhas Minérios shall require to the competent judicial authorities, in relation to the Claims related to Congonhas Minérios Excluded Assets,

Plan B 20

if any, (i) the inclusion of CSN or its Affiliate, as applicable and the exclusion of Congonhas Minérios as defendant, in which case the defense of such Claims will be conducted by CSN or its Affiliate, as applicable, which shall also pay directly any Losses arising therefrom; or, if this is not possible (ii) the inclusion of CSN or its Affiliate, as applicable, as co-defendant or assistant (“assistente”), in which case the defense of such Claims will be controlled by CSN or its Affiliate, as applicable, on behalf of Congonhas Minérios, and CSN or its Affiliate, as applicable, shall pay directly any Losses arising therefrom. In case such substitution or inclusion is not possible for any reason, Congonhas Minérios shall continue to conduct such Claims and Section 8.1(iv) shall apply.

2.1.4                    On the Drop-Down Date, CSN shall hold the Capital Increase Homologation EGM to deliberate on the following: (I) the homologation of the Capital Increase; (II) the approval of the payment of the Capital Increase in two installments; (III) ratification of the appointment and engagement of the Drop-Down Specialized Firm; (IV) the approval of the CSN Establishment Drop-Down Valuation Report; (V) acknowledgement of the partial payment of the Capital Increase through the contribution of the 1st Installment of the CSN Establishment to Congonhas Minérios; (VI) the approval of an additional term for the full payment of the Capital Increase after TECAR Approval is obtained, through the contribution of the remaining portion of the CSN Establishment (i.e, the 2nd Installment of the CSN Establishment); (VII) if applicable, any re-ractification of the Capital Increase; and (VIII) the amendments to the bylaws of Congonhas Minérios to reflect the Capital Increase (“Drop-Down 1st Installment”).

2.2             Cooperation. The Investors, Namisa and Congonhas Minérios shall cooperate with each other and make any additional information available, as may be required, on a reasonable basis, by the requesting party, for the perfect completion of the Preparatory Actions to the Closing, the Spin-Off, The Namisa 40% Contribution, the Closing Sale of Shares, the Drop Down 2nd Installment and the Merger, as quickly as possible.

2.3             Closing Notice. Until November 15, 2015, CSN shall send a notice to JKTC Parties (the “Closing Notice”, and the date in which the Closing Notice is sent, the “Closing Notice Date”) informing that all Conditions Precedent have been or are expected to be satisfied at the Closing Date, together with:

(i)	the Namisa Pre-Closing Valuation Report;
(ii)	the Namisa Pre-Closing Balance Sheet, the Namisa Pre-Closing Consolidated Balance Sheet, the Namisa Consolidated Pro Forma Pre Closing Assurance Report, the Congonhas Minérios’ Pre-Closing Balance Sheet, a pro forma balance sheet of Congonhas Minérios as of the Drop Down Reference Date as if the CSN Establishment was combined to Congonhas Minérios as of the Drop Down Reference Date and also projecting the effects of the Spin-off and the declaration of the Closing Dividends as subsequents events (“Pro Forma Pre-Closing Balance Sheet”);
(iii)	(a) the Working Capital of Congonhas Minérios on the Drop Down Reference Date, in Reais, based on the Pro Forma Pre-Closing Balance Sheet (“Congonhas Minérios’ Working Capital on the Drop Down Reference Date”); and (b) the Net Debt of Congonhas Minérios on the Drop Down Reference Date, in Reais, based on the Pro Forma Pre-Closing Balance Sheet (“Congonhas Minérios’ Net Debt on the Drop Down Reference Date”), with the relevant underlying calculations and figures in the form set forth in Schedule 2.3(iii) both confirmed by the Drop Down Specialized Firm;
(iv)	(a) the Working Capital of Namisa on the Drop Down Reference Date, in Reais, based on the Namisa Consolidated Pro Forma Pre Closing Assurance Report (“Namisa’s Working Capital on the Drop Down Reference Date”); and (b) the Net Debt of Namisa

Plan B 21

on the Drop Down Reference Date, in Reais, based on the Namisa Consolidated Pro Forma Pre Closing Assurance Report (“Namisa’s Net Debt on the Drop Down Reference Date”), with the relevant underlying calculations and figures in the form set forth in Schedule 2.3(iv) both confirmed by the Drop Down Specialized Firm;

(v)	Exhibit I updated as of the Drop Down Reference Date to reflect events, changes, circumstances, developments, effects or state of facts occurred between the Reference Date and the Drop Down Reference Date, subject to Section 4.2, which shall be deemed modified for all purposes of this Agreement, so that any references herein to Exhibit I shall be understood as references to its updated version;
(vi)	Supplements to Exhibit(s) and Schedule(s) to Section 7.1 to reflect the representations and warranties as of October 31, 2015, as applicable, specifying the changes thereto, subject to Section 10.8 (“Closing Notice Bring Down Supplements”); and
(vii)	The list of Transferred Employees and the names of the Directors and Officers of the Company to be appointed by CSN (or by the Directors appointed by CSN) on the Closing Date.

2.3.1                    Upon receipt of the Closing Notice, on the Closing Notice Date, JKTC Parties will acknowledge in writing the fulfillment or waiver of the Conditions Precedent (other than those that are expected to be satisfied at the Closing Date, as indicated in the Closing Notice).

ARTICLE III
SPIN-OFF, DROP-DOWN 1ST INSTALLMENT, NAMISA 40% CONTRIBUTION, CLOSING SALE OF SHARES AND POST CLOSING COVENANTS

3.1             Spin-Off, Drop-Down 1st Installment, Namisa 40% Contribution and Closing Sale of Shares. On Closing Date, CSN, on one side, and CSN and JKTC Parties, on the other side, shall implement the Spin-Off, the Drop Down 1st Installment, the Namisa 40% Contribution and the Closing Sale of Shares in accordance with this ARTICLE III. The Investors shall use their best efforts to cause the Spin-Off, the Drop Down 1st Installment, the Namisa 40% Contribution and the Closing Sale of Shares to occur as soon as possible after the Date of Effectiveness, but no later than the Drop Dead Date.

3.2             Actions and Procedures on the Closing Date. Subject to the terms and conditions of this Agreement, the Investors shall take the following actions on the Closing Date:

(i)	Namisa shall pay the portion of the Closing Dividends set forth in Section 2.1(viii);
(ii)	(excluded);
(iii)	CSN and JKTC Parties shall hold an extraordinary shareholders' meeting of Namisa to deliberate on: (a) the ratification of the name of the Drop-Down Specialized Firm that has prepared the Spin-Off Valuation Report, as referred to in Section 2.1(xiii) above; (b) the Spin-Off Valuation Report; (c) the Protocol of Spin-Off and (d) the Spin-Off and the consequent capital reduction of Namisa΄s corporate capital with the cancellation of part of the shares of Namisa owned by CSN (“Namisa’s Spin-Off AGE”);
(iv)	an extraordinary shareholders' meeting of CSN (or its Affiliate) shall be held to deliberate on: (a) the ratification of the name of the Drop-Down Specialized Firm; (b) Spin-Off Valuation Report; (c) the Protocol of Spin-Off; and (d) the Spin-Off and the

Plan B 22

consequent capital increase of CSN or its Affiliate (if applicable), provided that no new share of CSN or its Affiliate, as the case may be, will be issued or delivered to JKTC Parties as a result of the Spin-Off (“CSN Spin-Off AGE”);

(v)	immediately after the Namisa’s Spin-Off AGE, the CSN Spin-Off AGE and the Drop-Down 1st Installment, CSN shall hold an extraordinary shareholders' meeting of Congonhas Minérios (“Congonhas Minérios’ Closing AGE”) to deliberate on:
(a)	the ratification of the name of the Drop-Down Specialized Firm;
(b)	Namisa’s 40% Contribution Valuation Report;
(c)	a capital increase of Congonhas with the issuance of (I) new shares of Congonhas Minérios to be subscribed by JKTC Parties (including BJIOC SPC) and paid in on the Closing Date with all shares issued by Namisa owned by JKTC Parties, so that, as a result of such capital increase, the participation of JKTC Parties and CSN in Congonhas Minérios reflects the Pre-Closing Equity Interest Adjustment (“Namisa 40% Contribution”); (II) a subscription bonus by Congonhas Minérios, as an additional advantage to JKTC Parties, which will be the subscriber of the shares issued as a result of the Namisa 40% Contribution, substantially in the terms of Exhibit 2.1(v) in favor of the JKTC Parties for the purposes of Section 11.4.4.1 (“Land Acquisition Subscription Bonus”);
(d)	the amendment of the By-laws of Congonhas Minérios, substantially in the form attached hereto in Exhibit III; and
(e)	the appointment of the new members of the Board of Directors of Congonhas Minérios, in accordance with the provisions of the Shareholders’ Agreement.
(vi)	(excluded);
(vii)	immediately after the Congonhas Minérios’ Closing AGE, the management of Congonhas Minérios and of CSN (or its Affiliate), as applicable, shall cause all acts, instruments and/or documents necessary for the consummation of the Spin-Off and of the Namisa’s 40% Contribution to be signed or to be entered into, and immediately after Congonhas Minérios Closing AGE, BJIOC shall contribute part of its shares in Congonhas Minérios to BJIOC SPC (“Contribution to BJIOC SPC”);
(viii)	immediately after the Congonhas Minérios’ Closing AGE, the JKTC Parties shall sell to CSN, in the proportion indicated in Schedule 3.2(viii) and CSN shall buy from JKTC Parties: (a) common shares representing [*] of Congonhas Minérios’ capital stock (“Sale Percentage”), based on an equity value of Congonhas Minérios of [*] and (b) the equivalent to the Incremental Equity Percentage, for [*], net of Brazilian Taxes (“Closing Sale of Shares”), in accordance with Section 3.5. For the avoidance of doubt, no representations and warranties will be provided in the context of the Closing Sale of Shares;
(ix)	CSN shall make the payments for the Closing Sale of Shares to the JKTC Parties, subject to Sections 3.6, 3.6.1 and 3.6.2;
(x)	the Parties shall enter into the Shareholders' Agreement;

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(xi)	Congonhas Minérios and each of POSCO, CSC, JFE Steel Corporation, Kobe Steel, Ltd. and Nisshin Steel Co., Ltd. shall enter into off-take agreements under the terms set forth in Exhibit 3.2(xi) (“JKTC Off-Take Agreements” and, together with the CSN Off-Take Agreement, the “Off-Take Agreements”);
(xii)	Itochu Corporation and Congonhas Minérios shall enter into a marketing consulting agreement under the terms set forth in Exhibit 3.2(xii) (“Itochu Marketing Services Agreement”);
(xiii)	the Parties shall enter into any other documents necessary for the implementation of the Spin-Off, the Drop Down 1st Installment, the Namisa 40% Contribution, the Closing Sale of Shares in accordance with the terms of this Agreement;
(xiv)	CSN shall provide a written statement to JKTC confirming that the Transferred Employees were transferred to Congonhas Minérios on the Closing Date;

(xv)	the shareholders’ agreement of Namisa executed between CSN and JKTC Parties shall be terminated and CSN and Congonhas Minérios shall enter into the transition shareholders’ agreement of Namisa substantially in the form of Exhibit 3.2(xv) (“Transition Shareholders Agreement”);

(xvi)	immediately after the Closing Sale of Shares, Congonhas Minérios and CSN shall hold an extraordinary shareholders' meeting of Namisa to deliberate on: (i) the conversion of part of the Company’s common shares into preferred; and (ii) the amendment to Namisa’s bylaws, substantially in the terms of Schedule 3.2(xvi) (“Namisa’s Conversion AGE”);

(xvii)	immediately after the Namisa’s Conversion AGE, Congonhas Minérios and CSN shall hold an extraordinary shareholders' meeting of Namisa to deliberate on the distribution of dividends to Congonhas Minérios in the amount of approximately US$170 million (“Namisa’s Dividends AGE”), substantially in the terms of Schedule 3.2(xvii);

(xviii)	the Transitional Agreement, the Namisa SPA and the Namisa SHA, as defined in the Transitional Agreement, shall be automatically terminated subject to Section 3.2.2 of this Agreement, and the Parties shall enter into the Amendment to the Existing Agreements and other Covenants substantially in the terms of Schedule 3.2(xviii) (“Amendment to the Existing Agreements”); and
(xix)	the Parties and the financial institution to be selected by the Parties shall agree on a single exchange rate to be used for the definition of the amounts in Reais to be declared as Closing Dividends, and for the flow of funds in relation to the payments to be made and liquidated on the Closing Date, so that each of the Parties receives, on the Closing Date, the part of the Closing Dividends payable on the Closing Date in accordance with Section 2.1(viii)(1) and the price for the Closing Sale of Shares (as applicable) in the bank accounts indicated in Schedule 3.2(viii), subject to Sections 3.6, 3.6.1 and 3.6.2. The Closing shall only be considered effective upon the occurrence of all the acts indicated in each of the items of this Section 3.2, including this item (xix), as provided for in Section 3.3.

3.2.1                    Between November 15, 2015 and the Closing Date, CSN may deliver to JKTC Parties additional supplements to Exhibit(s) and Schedule(s) to Section 7.1, to reflect changes to the representations and warranties as of the Closing Date, specifying such changes, subject to Section 10.8 (“Closing Bring Down Supplements” and, together with the Closing Notice

Plan B 24

Bring Down Supplements and the 2nd Installment Bring Down Supplements, the “Bring Down Supplements”).

3.2.2                    Upon termination of the Transitional Agreement in accordance with Section 3.2(xviii), the effects of the Amendments to the Operating Agreements (as defined therein) between the Date of Effectiveness and the Closing Date will be considered reaffirmed by the Parties, so that the Interest on Prepayment (as defined therein) during such period will be considered as definitively cancelled.

3.2.3                    The Parties hereby agree that all proceeds derived from the operations of Namisa Handel immediately following the Closing Date shall be allocated or distributed to Congonhas Minérios.

3.3             Concurrent Actions for the Closing. All acts and obligations indicated in Section 3.2 shall be considered to happen concurrently. No act and/or obligation shall be considered effectively taken or satisfied until all other acts and/or obligations set forth in Section 3.2 have been taken or satisfied, except if the Investors agree otherwise, in writing.

3.4             Preliminary Shareholding Ratio. The Investors have agreed that the Enterprise Value of Congonhas Minérios is [*]. Based on such Enterprise Value, before any adjustment to be made pursuant to Section 3.4.1 and before the Closing Sale of Shares: (i) CSN shall hold common shares representing [*] of Congonhas Minérios’ total capital stock and (ii) JKTC Parties shall hold common shares representing [*] of Congonhas Minérios total capital stock (considering the effects of the Spin-Off).

3.4.1                    The percentage of the capital stock of Congonhas Minérios to which each Investor shall be entitled to as a result of the Namisa 40% Contribution shall be adjusted before the Closing Date in accordance with this Section 3.4.1 and shall differ from and prevail over the preliminary shareholding ratio informed in Section 3.4 above (“Pre-Closing Equity Interest Adjustment”).For purposes of the Pre-Closing Equity Interest Adjustment, JKTC Parties shareholding position resulting from the Namisa 40% Contribution (“JKTC Shareholding Position Resulting from Closing”) shall be calculated according to the formula set forth below:

JKTC Top Shareholding Position = ([*]) (“JKTC Top Shareholding Position”).

Where Δ Working Capital of Namisa = ([*])

JKTC Bottom Shareholding Position = ([*]) – 1 (“JKTC Bottom Shareholding Position”)

JKTC Shareholding Position Resulting from Closing = JKTC Top Shareholding Position.

Illustrative calculations of JKTC Top Shareholding Position, JKTC Bottom Shareholding Position and JKTC Shareholding Position Resulting from the Closing are available in Exhibit 3.4.1.

3.5             JKTC Post Closing Sale of Shares. Immediately after the Namisa 40% Contribution, CSN shall acquire from JKTC Parties, in the proportion indicated in Schedule 3.2(viii), (i) the Congonhas Minérios’ common shares representing the Sale Percentage (“Additional CSN Shares”) and (ii) Congonhas Minérios’ common shares representing the Incremental Equity Percentage. The price to be paid by CSN for the common shares representing the Incremental Equity Percentage shall be [*], to be paid in accordance with Sections 3.6, 3.6.1 and 3.6.2. JKTC Parties’ shareholding position in Congonhas Minérios’ immediately after the Closing Sale of Shares (“JKTC Top Shareholding Position Post Closing Sale of Shares”) and the price to be paid by CSN to JKTC Parties for the Additional CSN Shares (“Additional CSN Shares Price”) shall be calculated as follows:

Plan B 25

JKTC Top Shareholding Position Post Closing Sale of Shares = JKTC Shareholding Position Resulting from Closing – (Sale Percentage + Incremental Equity Percentage).

JKTC Bottom Shareholding Position Post Closing Sale of Shares = ([*] (“JKTC Bottom Shareholding Position Post Closing Sale of Shares”).

Additional CSN Shares Price = [*] * Sale Percentage

3.5.1                    JKTC Parties’ shareholding ratio may be diluted linearly between the JKTC Top Shareholding Position Post Closing Sale of Shares and JKTC Bottom Shareholding Position Post Closing Sale of Shares as a result of a Liquidity Event Conversion, as explained in ARTICLE VI.

3.6             Taxes. Except as otherwise provided in this Agreement (including in Sections 3.6.1 and 3.6.2), all Taxes arising from or in connection with the Drop Down, the Spin-Off, the Namisa 40% Contribution and the Closing Sale of Shares shall be borne by the party which is the taxpayer for the relevant taxable event.

3.6.1                    JKTC Parties shall bear any Taxes, including, but not limited to, income tax on capital gains and IOF, whether under the Laws of Brazil or abroad arising from the sale of the Sale Percentage to CSN. CSN shall bear the income tax imposed on capital gains under the Laws of Brazil arising from the sale of the Incremental Equity Percentage to CSN and IOF imposed on the remittance of the proceeds for the acquisition of the Incremental Equity Percentage, provided that any Taxes under Laws of any other jurisdiction shall be borne by the relevant JKTC Party.

3.6.2                    Pursuant to the applicable Brazilian Laws, CSN shall deduct and withhold the income tax levied on the remittance of the price to be paid for the Sale Percentage and for the Incremental Equity Percentage to JKTC Parties, if any, based on a calculation of such tax withholding in accordance with the Law. CSN shall also deduct the IOF levied on the remittance of the price to be paid for the Sale Percentage. JKTC Parties agree to provide CSN, at least 2 (two) days in advance of the Closing Date, with a notice containing the assessment of the taxable capital gain and the tax to be withheld, as well as any information and documentation necessary to complete the DARF corresponding to the withholding tax in accordance with Sections 3.6, 3.6.1 and 3.6.2. BJIOC hereby expressly instructs CSN not to withhold any amount as Brazilian withholding income tax on potential capital gains from the price to be paid to BJIOC for the shares to be sold by it under the Closing Sale of Shares, as long as the double tax treaty executed by Brazil and Japan, as ruled by Decree n. 61.899 dated December 14, 1967 remains in effect on the Closing Date. CSN shall deliver to JKTC Parties a certified copy of the DARFs corresponding to the withholding income tax payments, if any, made as provided herein. Each JKTC Party shall be held liable for all income taxes levied on the capital gains derived by them as a result of the Closing Sale of Shares and shall defend for any Claims and indemnify and hold CSN harmless from and in respect of, without limitation of term or value, any Losses arising out of the withholding set forth herein (including amounts remitted to Japan in relation to which no withholding is made). To the extent that amounts are so withheld by CSN, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant JKTC Party in respect of which such deduction and withholding was made by CSN. Each JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd. and Itochu Corporation shall be individually liable proportionally to their equity stake in BJIOC for the indemnification obligations of BJIOC provided in Sections 3.6.1 and 3.6.2.

3.7             Closing Balance Sheets. Within [*] days from the Closing Date, CSN shall cause Congonhas Minérios to deliver to JKTC Parties:

(i)	(a) the pro-forma balance sheet of Congonhas Minérios as of the Closing Date, immediately before the Namisa 40% Contribution, combined with a pro-forma balance

Plan B 26

sheet of the 2nd Installment of the CSN Establishment as of the Closing Date, (“Closing Balance Sheet of Congonhas Minérios”) and (b) the balance sheet of Namisa as of the Closing Date (“Closing Balance Sheet of Namisa”and together with the Closing Balance Sheet of Congonhas Minérios, the “Closing Balance Sheets”);

(ii)	(a) the Working Capital of Congonhas Minérios on the Closing Date based on the Closing Balance Sheet of Congonhas Minérios (“Closing Working Capital of Congonhas Minérios”) and (b) the Net Debt of Congonhas Minérios on the Closing Date based on the Closing Balance Sheet of Congonhas Minérios (“Closing Net Debt of Congonhas Minérios”), in Reais, together with the relevant underlying calculations and figures in the form set forth in Schedule 3.7(ii), both confirmed by the Drop Down Specialized Firm;and
(iii)	(a) the Working Capital of Namisa on the Closing Date based on the Closing Balance Sheet of Namisa (“Closing Working Capital of Namisa”) and (b) the Net Debt of Namisa on the Closing Date based on the Closing Balance Sheet of Namisa (“Closing Net Debt of Namisa”), in Reais, together with the relevant underlying calculations and figures in the form set forth in Schedule 3.7(iii), both confirmed by the Drop Down Specialized Firm.

3.7.1                    Any difference between: (i) the Closing Working Capital of Congonhas Minérios and the Congonhas Minérios΄ Working Capital on the Drop Down Reference Date (“Δ Closing Working Capital of Congonhas Minérios”); and (ii) the Closing Working Capital of Namisa and the Namisa΄s Working Capital on the Drop Down Reference Date (“Δ Closing Working Capital of Namisa”), shall be reimbursed in cash, according to the formula set forth below:

Net Closing Working Capital Cash Adjustment = ([*])*JKTC Top Shareholding Position.

In case Net Closing Working Capital Cash Adjustment is positive number, JKTC will be reimbursed by CSN in the amount equivalent to the Net Closing Working Capital Cash Adjustment. In case the number is negative, JKTC will reimburse CSN in such amount.

Where Δ Closing Working Capital of Namisa = [*].

3.7.2                    Any difference between: (i) the Closing Net Debt of Congonhas Minérios and the Congonhas Minérios΄ Net Debt on the Drop Down Reference Date (“Δ Closing Net Debt of Congonhas Minérios”); and (ii) the Closing Net Debt of Namisa and the Namisa΄s Net Debt on the Drop Down Reference Date (“Δ Closing Net Debt of Namisa”), shall be reimbursed in cash, according to the formula set forth below:

Net Closing Net Debt Cash Adjustment = [*].

In case Net Closing Net Debt Cash Adjustment is positive number, JKTC will reimburse CSN in the amount equivalent to the Net Closing Net Debt Cash Adjustment. In case the number is negative, JKTC will be reimbursed by CSN in such amount.

Where Δ Closing Net Debt of Namisa = [*].

3.7.3                    Illustrative calculations of the Net Closing Working Capital Cash Adjustment are contained in Schedule 3.7.3(a) and of the Net Closing Net Debt Cash Adjustment are contained in Schedule 3.7.3(b).

3.7.4                    The payment provided in Section 3.7.1 and Section 3.7.2 shall be effected within sixty (60) days from the date its amount is finally determined.

Plan B 27

3.8             MRS Shareholders Agreement. As soon as the necessary approvals have been obtained, Congonhas Minérios shall execute the Adhesion Term to the MRS Shareholders Agreement.

3.9             The minutes of the Capital Increase Homologation EGM and the other relevant documents required by Law shall be taken to registration before the competent Board of Trade and published as soon as possible after their execution. Once registered, a copy of the registered version of all such documents shall be delivered to the JKTC Parties.

3.10          As soon as practical after the Preliminary License for expansion of the capacity of TECAR to 60 Mtpy is issued, CSN or Congonhas Minérios, as the case may be, shall apply for the Installation License for expansion of the capacity of TECAR to 60 Mtpy before the relevant Governmental Authorities. In any case, CSN shall support and cause Congonhas Minérios to apply for such Installation License.

3.11          CSN shall cooperate, endeavor its best efforts, deliver all necessary documents and discuss with the competent Governmental Authorities for the purposes of obtaining the approvals listed in Exhibit 3.11 hereto.

3.12          CSN shall report, for all purposes, including tax and accounting, CSN Handel GmbH’s profits accrued until the Closing Date (including the profits for year 2015), after the distribution of profits described in Section 2.1(xv) above, and reflect it in the applicable documents and tax reports.

3.13          On December 1st, 2015, CSN Energia S.A. shall enter into a PPA (power purchase agreement) with Congonhas Minérios with start of supply on such same date, under market practice terms and conditions.

3.14          As soon as possible, but no later than thirty (30) days after the Handel Merger takes place, the payment of the purchase price for the acquisition by Namisa Handel GmbH of CSN Handel GmbH shall be made (together with items (i) (ii) and (iii) of Section 2.1(xv), the “Handel Transaction”).

3.15          Upon the registration of the minutes of the Capital Increase Homologation EGM by the competent Board of Trade, CSN and Congonhas Minérios shall require to the competent judicial authorities, in relation to the Claims identified in Exhibit 3.15 the inclusion of Congonhas Minérios and the exclusion of CSN as defendant, in which case the defense of such Claims will be conducted by Congonhas Minérios, which shall also pay directly any Losses arising therefrom; or, if this is not possible (ii) the inclusion of Congonhas Minérios as co-defendant or assistant (“assistente”), in which case the defense of such Claims will be controlled by Congonhas Minérios, on behalf of CSN, and Congonhas Minérios shall pay directly any Losses arising therefrom. In case such substitution or inclusion is not possible for any reason, CSN shall continue to conduct such Claims and Section 8.3 shall apply.

3.16          On the Closing Date, CSN and Congonhas Minérios shall provide a written statement to JKTC confirming that Congonhas Minérios is operated by the 1st Installment Transferred Employees.

3.17          Drop Down 2nd Installment and Merger. As soon as the TECAR Transfer Approvals have been obtained, CSN shall engage the Drop Down Specialized firm (a) to prepare the valuation report of the 2nd Installment of the CSN Establishment, at book value, based on the balance sheet of CSN as of the last day of the month prior to the month in which all the TECAR Approvals are obtained (“Drop Down 2nd Installment Reference Date”) for purposes of the Drop-Down 2nd Installment (“CSN Establishment 2nd Installment Valuation Report”) and (b) to prepare the valuation report of Namisa as of the Drop Down 2nd Installment Reference Date, for the purposes of the Merger (“Namisa’s Merger Valuation Report”).

Plan B 28

3.17.1                 As soon as the Merger Valuation Report is delivered, the management of Namisa and Congonhas Minérios shall enter into the protocol and justification of the Merger (“Protocol of Merger”).

3.17.2                 On the last day of the month immediately following the month in which the Drop Down Specialized Firm has been hired (“Drop Down 2nd Installment Date”):

(a)	CSN and JKTC Parties shall hold an Extraordinary General Meeting of Congonhas Minérios (“Drop Down 2nd Installment EGM”) and approve (I) the ratification of the appointment and engagement of the Drop Down Specialized Firm; (II) the approval of the CSN Establishment 2nd Installment Valuation Report; (III) if applicable, any re-ractification of the Capital Increase, provided that, in any case, the number of shares issued pursuant to the Capital Increase Homologation EGM will not be amended; (IV) the acknowledgement of the full payment of the Capital Increase through the contribution of the 2ndst Installment of the CSN Establishment to Congonhas Minérios (“Drop Down 2nd Installment”);

(b)	the Transition Port Services Agreement shall be terminated;

(c)	CSN and Congonhas Minérios shall enter into a port services agreement under the terms and conditions set forth in Exhibit 3.17.2(c) (“Port Services Agreement”);

(d)	the CSN employees that work in the CSN Iron Ore Division in connection with the TECAR activities shall be transferred to Congonhas Minérios in the Drop-Down 2nd Installment, in accordance with the procedures described in Exhibit 2.1(x) (“2nd Installment Transferred Employees”);

(e)	CSN and JKTC Parties shall hold an Extraordinary General Meeting of Congonhas Minérios and approve (I) the ratification of the appointment and engagement of the Drop-Down Specialized Firm; (II) Namisa’s Merger Valuation Report; (c) the Protocol of Merger; (d) the Merger (as a result of which the capital of Congonhas Minérios shall not be increased, as Congonhas Minérios will hold 100% of the shares representing the corporate capital of Namisa after the Drop Down 2nd Installment) (“Congonhas Minérios’ Merger AGE”);

(f)	an extraordinary shareholders' meeting of Namisa shall be held to deliberate on the Protocol of Merger and on the Merger (“Namisa’s AGE”);

(g)	immediately after the Congonhas Minérios’ Merger AGE and the Namisa’s AGE, the management of Congonhas Minérios and of CSN (or its Affiliate), as applicable, shall cause all acts, instruments and/or documents necessary for the consummation of the Merger to be signed or to be entered into;

(h)	the Transition Shareholders’ Agreement shall be terminated;

(i)	the Parties shall enter into any other documents necessary for the implementation of the Merger with the terms of this Agreement.

3.17.3                 Between the Closing Date and the Drop Down 2nd Installment Date, CSN may deliver to JKTC Parties (i) additional supplements to Exhibit(s) and Schedule(s) to Section 7.1 in relation to the 2nd Installment of the CSN Establishment, to reflect changes to the representations and warranties as of the Drop-Down 2nd Installment Date, specifying such changes, subject to Section 10.8 (“2nd Installment Bring Down Supplements”) and (ii) an

Plan B 29

updated Exhibit I exclusively in relation to the Drop Down 2nd Installment (subject to Sections 4.8 and 4.9).

3.18          Upon the registration of the minutes of Drop Down 2nd Installment EGM by the competent Board of Trade, CSN and Congonhas Minérios shall require to the competent judicial authorities, in relation to the Claims identified in Exhibit I related to CSN Establishment 2nd Installment (i) the inclusion of Congonhas Minérios and the exclusion of CSN as defendant, in which case the defense of such Claims will be conducted by Congonhas Minérios, which shall also pay directly any Losses arising therefrom; or, if this is not possible (ii) the inclusion of Congonhas Minérios as co-defendant or assistant (“assistente”), in which case the defense of such Claims will be controlled by Congonhas Minérios, on behalf of CSN, and Congonhas Minérios shall pay directly any Losses arising therefrom. In case such substitution or inclusion is not possible for any reason, CSN shall continue to conduct such Claims and Section 8.3 shall apply.

3.19          No later than 30 (thirty) days from the Drop-Down 2nd Installment Date, CSN and Congonhas Minérios shall provide evidence to JKTC of the transfer of 2nd Installment of the CSN Establishment to Congonhas Minérios, including the 2nd Installment Transferred Employees.

ARTICLE IV
ACTIONS BETWEEN THE DATE OF EFFECTIVENESS AND THE CLOSING DATE, ACTIONS BETWEEN THE DROP-DOWN 1ST INSTALLMENT AND THE DROP-DOWN 2nd INSTALLMENT

4.1     From the Date of Effectiveness until the earlier of the Closing Date or the termination of this Agreement, (i) each of CSN and Congonhas Minérios, on one side, and (ii) JKTC Parties, on the other side (in each case, in relation to themselves and/or their respective Subsidiaries, as applicable, including Namisa), shall: (a) use their best commercial efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the conditions precedent set forth in ARTICLE V); (b) keep their businesses and properties in good order, including their present operations, physical facilities, working conditions (wear and tear excepted) and (c) use their best efforts to preserve, to the extent consistent with past practices, their current relationships with their respective customers, suppliers, and/or other persons with whom they have relevant business relationships.

4.1.1            By [*], CSN and the JKTC Parties shall have agreed on a development plan for Congonhas Minérios which shall not be binding.

4.2     Without prejudice to the provisions of Section 4.1 and except (a) in the ordinary course of business; (b) as otherwise expressly required pursuant to or provided for in this Agreement, (c) as previously consented to by JKTC Parties in writing, or (d) as required by any applicable Law or any Governmental Authority, from the Date of Effectiveness until the Closing Date or the Drop Dead Date, whichever occurs first, each of CSN, Congonhas Minérios and/or Namisa, as applicable, shall not take (nor allow any of their respective Subsidiaries to take, when applicable) any of the following actions:

(i)	any amendment to the articles of association/by-laws of Congonhas Minérios, Namisa or any of their Subsidiaries that has, or will have, a relevant impact on the Business of such companies or of CSN Iron Ore Division or that, in any manner, has, or will have effects on the transactions set forth herein;
(ii)	any corporate reorganization involving Congonhas Minérios, Namisa, any of their Subsidiaries or the CSN Establishment, including merger, spin-off, amalgamation, or merger of shares;

Plan B 30

(iii)	enter into any new joint venture, consortia, association of any nature or similar agreement by or involving Congonhas Minérios, Namisa, their Subsidiaries or the CSN Iron Ore Division;
(iv)	issuance of any shares or other securities, convertible or not into shares, by Congonhas Minérios, Namisa and/or any of their Subsidiaries;
(v)	create any Lien or sell, transfer, assign, lease, offer as payment, contribute to capital, exchange or otherwise dispose of, in any manner, directly or indirectly, the assets of Congonhas Minérios (other than the Congonhas Minérios Excluded Assets), its Subsidiaries, if any, and the assets comprised in the CSN Iron Ore Division or any of CSN΄s shares in Congonhas Minérios or Namisa, the MRS Shares or the MRS Bound Share (in whole or in part), provided however that nothing contained in this section shall prevent CSN, Congonhas Minérios, Namisa or their Subsidiaries from selling their products, rendering services and conducting business in the ordinary course of their businesses;
(vi)	redeem, amortize, repurchase for maintenance in treasury, convert, split or reverse split shares or quotas issued by Congonhas Minérios, Namisa or any of their Subsidiaries;
(vii)	any declaration of dividends, payment of interest on shareholders’ equity or any other distributions or payments to shareholders or quotaholders or any distribution with respect to the capital stock of Congonhas Minérios or Namisa;
(viii)	the voluntary cancellation, transfer or encumbrance of any Authorizations or rights granted to Congonhas Minérios, Namisa and their Subsidiaries or CSN (exclusively in connection with CSN Iron Ore Division) by the Brazilian Department of Mineral Production (Departamento Nacional de Produção Mineral - DNPM (“DNPM”)) or other Governmental Authorities;
(ix)	any acquisition, transfer or subscription of shares or quotas of other companies by Congonhas Minérios, Namisa or any of their Subsidiaries;
(x)	the contracting, concession or assumption of loans, financing or advances by Congonhas Minérios in an amount higher than [*] in a single transaction or in a series of related transactions;
(xi)	the granting of any guarantees in favor of third parties by Congonhas Minérios, Namisa or any of their Subsidiaries (other than to one of their Subsidiaries), as well as any free release in relation to any debts or obligations of third parties (other than to one of their Subsidiaries), in an amount higher than [*], either in a single transaction or in a series of related transactions;
(xii)	the filing of a petition for bankruptcy or receivership under court supervision or otherwise (recuperação judicial ou extrajudicial) by Congonhas Minérios, Namisa and/or any of their Subsidiaries;
(xiii)	the establishment or undertaking of activities by Congonhas Minérios, Namisa or any of their Subsidiaries different from those described in their respective corporate purposes;
(xiv)	the execution, renewal, and/or amendment of contracts or agreements written or oral (other than intercompany loans), by Congonhas Minérios, Namisa or any of their Subsidiaries or by CSN (in relation to the CSN Iron Ore Division), in an individual

Plan B 31

amount higher than [*] with any Related Party, other than the existing off-take agreements;

(xv)	the execution of any material amendment to the TECAR Lease Agreement that results in terms and conditions that are less favorable to CSN or Namisa, as the case may be;
(xvi)	the voluntary termination of the MRS Transportation Agreement in case such termination results in a Material Adverse Effect;
(xvii)	the entering into any amendments, renewal, new agreements or transactions (other than debt agreements and financing transactions) by Congonhas Minérios, Namisa or any of their Subsidiaries or by CSN (in relation to the CSN Iron Ore Division) with third parties or advances to agreements in effect, which create new obligations to Congonhas Minérios, Namisa or any of their Subsidiaries, which individually or in a series of related transactions, exceeds [*], except for agreements providing for the sale of iron ore; and
(xviii)	execution of any new lease for real estate or mining rights by Congonhas Minérios, Namisa or any of their Subsidiaries and/or CSN (in relation to the CSN Iron Ore Division).

4.3     Special Dividends. As soon as possible after the Date of Effectiveness and before the Closing Date, and as long as Namisa generates earnings from operational results, the amount equivalent in Reais to [*] shall be distributed to Namisa’s shareholders as dividends (“Special Dividends” and, together with the “Namisa Capital Reduction”, the “Interim Distributions”).

4.4     Due Diligence. Until November 15, 2015, JKTC Parties may conduct a legal, accounting, financing, technical, and operational due diligence exercise regarding the CSN Establishment and Congonhas Minérios (“Due Diligence Exercise”). CSN, therefore, shall cooperate with JKTC Parties and JKTC’s Representatives (including external legal counsel, accountants and other consultants) to make available, in a timely and organized manner, the requested documentation (including hard copies), as well as to afford access to the data and records of operating information relating to the CSN Establishment and Congonhas Minérios, as well as to their premises, properties and personnel, provided that, (i) permissions to enter the premises and/or properties or to contact personnel are subject to a prior written request from JKTC Parties to CSN informing, as the case may be, the name of the JKTC Representatives that will visit premises and/or properties or contact the personnel within at least 72 (seventy-two) hours from the intended time of visit or contact; (ii) the visits and contacts shall be conducted during business hours; and (iii) a representative indicated by CSN shall be present during the visit and/or contact.

4.5     Exclusivity. During the term of this Agreement, or until the Closing Date, whatever occurs first, CSN and JKTC Parties, to the extent applicable, shall not and shall cause Namisa or Congonhas Minérios not to (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or voting securities, or any portion of the CSN Establishment, Namisa, Congonhas Minérios or any of their Subsidiaries; or (ii) participate in any discussions or negotiations aiming at furnishing any information with respect to, assisting or participating in, or facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

4.6     Antitrust Approvals. The Investors agree to make, or to cause to be made, the filing for the Antitrust Approvals as well as any other filing that may be required under any antitrust Law or by any antitrust Governmental Authority, including any other requirements of the antitrust legislation of any relevant jurisdiction, if applicable, within ninety (90) days from the

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date hereof (unless otherwise required) and to supply promptly any additional information and documentary material that may be requested pursuant thereto.

4.6.1        The Investors shall use their best efforts to cause the necessary approvals or ancillary antitrust requirements necessary to implement the Spin-Off, the Drop-Down 1st Installment, the Namisa 40% Contribution and the Closing Sale of Shares (such as waiting periods) to terminate or expire or be obtained at least sixty (60) days prior to the Drop Dead Date.

4.6.2        In case any of the Antitrust Authorities approve the transaction conditioned upon the agreement by any or all the Investors to comply with certain reasonable conditions and restrictions, the Parties will negotiate in good faith to try to reach a reasonable solution. Notwithstanding the foregoing, nothing in this Section 4.6.2 or otherwise in this Agreement shall require the Investors to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses, or otherwise take any action that limits the freedom of action with respect to, or their ability to retain any of the businesses, product lines or assets of any of the Investors or their Affiliates (including CSN Iron Ore Division, Congonhas Minérios and Namisa).

4.6.3        Each Party will provide, and cause their Affiliates to provide, all information necessary for preparing the notification requested by each applicable antitrust law in connection with the transaction contemplated hereby, and to promptly respond to additional requests, if any, made by any of the Governmental Authorities. To the extent not prohibited by applicable Law, each of the Investors shall also furnish to each other all information required for any application, notification or other filing to be made in connection to the Antitrust Approvals. Each Party expressly agrees not to make any contact with nor send any communication to the antitrust Governmental Authorities without the participation or the prior written agreement of the other Parties. The Parties agree that both JKTC Parties and CSN shall be represented at all meetings in-person and in all substantive conversations with any Governmental Authority regarding the matters set forth in this Section 4.6, except if, and to the extent that, any Governmental Authority objects to any party’s being represented at any such meeting or in any such conversation. The Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the Antitrust Approvals.

4.6.4        All costs and expenses individually incurred by a given Party in connection with its own efforts to collaborate with the obtainment of the Antitrust Approvals, including attorney fees to the individual counsels of each of the Parties, shall be paid by the Party incurring such expenses. Other indivisible costs related to the obtainment of the Antitrust Approvals such as Governmental Authority΄s fees, expert fees, and all other like costs that the Investors as a whole may deem to be necessary for the purpose of explaining the transaction to a relevant Governmental shall be borne in equal parts by CSN on one side and the JKTC Parties on the other side, except if otherwise provided in this Agreement.

4.6.5        Each Party shall be solely responsible before the Governmental Authorities for its own actions and for the quality, integrity and veracity of the information and documentary material submitted by such party to such Governmental Authorities, in the context of the antitrust filings referred to in this Section. Any penalties, fines, injunctions, administrative sanctions, costs and expenses (including reasonable attorneys’ fees) which relate to, or arise out of, a breach or violation of provisions of the antitrust Law or orders of antitrust Governmental Authority to the Parties shall be borne by the Party who breached or violated the relevant legal provision or order and such Party shall indemnify and hold the other Parties (and their Affiliates) harmless from and against any such penalties, fines, injunctions, administrative sanctions, costs and expenses.

4.7     Until the TECAR Approvals are obtained, CSN shall use its best efforts to take all actions and to do all things necessary, proper or advisable in order to obtain the TECAR Approvals as soon as possible and to make effective the transactions contemplated by this Agreement.

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4.8     From the Drop-Down 1st Installment until the Drop-Down 2nd Installment, CSN shall: (a) involve Congonhas Minérios’ management in every decision at management level relating the 2nd Installment of the CSN Establishment; (b) keep separate accounts and accounting procedures for TECAR; (c) keep the 2ndst Installment of the CSN Establishment in good order, including its present operations, physical facilities, working conditions (wear and tear excepted), (d) conduct the operation of TECAR in the ordinary course of business, as currently conducted pursuant to past practices, including in relation to allocation of port transportation capacity of TECAR to iron ore volumes and; (e) use its best efforts to preserve its current relationships with the customers, suppliers, and/or other persons related to the 2ndst Installment of the CSN Establishment; (f) continue the rendering of services in connection with the Transition Port Services Agreement; (g) retain all the proceeds derived from the exploitation of the 2nd Installment of the CSN Establishment (including the port capacity allocated to third parties), which should be later contributed to Congonhas Minérios on the Drop-Down 2nd Installment; and (h) keep 2nd Installment of the CSN Establishment properly insured by a reputable insurance company.

4.9     Without prejudice to the provisions of Section 4.8 and except (a) as previously consented to by JKTC Parties in writing, (b) as otherwise expressly required pursuant to or provided for in this Agreement or (c) as required by any applicable Law or any Governmental Authority, from the Drop-Down 1st Installment until the Drop-Down 2nd Installment, CSN shall not take (nor allow any of their respective Subsidiaries to take, when applicable) any of the following actions:

(i)	terminate, amend or change any condition of the Transition Shareholders’ Agreement;
(ii)	terminate, amend or change any condition of the Transition Port Services Agreement;
(iii)	terminate, amend or change any condition of the Operational Agreements or the Amendment to the Existing Agreements;
(iv)	any corporate reorganization involving the 2nd Installment of the CSN Establishment until the Drop-Down 2nd Installment, including merger, spin-off, amalgamation, or merger of shares;
(v)	enter into any new joint venture, consortia, association of any nature or similar agreement by or involving the 2nd Installment of the CSN Establishment;
(vi)	create any Lien or sell, transfer, assign, lease, offer as payment, contribute to capital, exchange or otherwise dispose of, in any manner, directly or indirectly, any of the assets that comprise the 2ndst Installment of the CSN Establishment;
(vii)	any declaration of dividends, payment of interest on shareholders’ equity or any other distributions or payments by Namisa, other than the distribution of dividends provided in Section 3.2(xvii) above;
(viii)	the voluntary cancellation, transfer or encumbrance of Tecar Lease Agreement;
(ix)	termination of the TECAR Lease Agreement;
(x)	allocation to the 2ndst Installment of the CSN Establishment of any loans, financing or advances which proceeds are not exclusively used for the expansion or operations of TECAR, except for those included in Exhibit I – Plan B (without giving effect to any updates in connection with this matter);

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(xi)	the granting of any guarantees in favor of third parties, as well as any free release in relation to any debts or obligations of third parties (other than to one of their Subsidiaries), in connection with the 2nd Installment of the CSN Establishment and in an amount equal to or higher than fifty million United States dollars (USD50,000,000.00) whether in a single transaction or a series of related transactions;
(xii)	the filing of a petition for bankruptcy or receivership under court supervision or otherwise;

4.10  Until fifteen (15) days prior to the Drop Down 2nd Installment, CSN shall provide JKTC Parties with the same information rights indicated in Section 7 of the Shareholders’ Agreement in relation to TECAR and CSN’s separate accounts and accounting procedures for TECAR, mutatis mutandis.

ARTICLE V
CONDITIONS PRECEDENT TO THE MERGER AND THE CLOSING SALE OF SHARES

5.1     Conditions Precedent to the Spin-Off, Drop Down 1st Installment, the Namisa 40% Contribution and the Closing Sale of Shares. The Investors' obligation to proceed with the Spin-Off, Drop Down 1st Installment, the Namisa 40% Contribution and the Closing Sale of Shares is subject to the satisfaction of the following conditions precedent before the Closing Date (except for those which shall be satisfied on the Closing Date):

(i)	all the Preparatory Actions to the Closing shall have been implemented in accordance with this Agreement and the Brazilian Law;
(ii)	CSN shall have delivered the documents listed in Exhibit 5.1(ii) to JKTC Parties;
(iii)	the Antitrust Approvals shall have been obtained pursuant to the terms set forth in Section 4.6 above, as well as (a) the other approvals listed in Exhibit 5.1(iii) and (b) all material Authorizations necessary for the operation of the CSN Iron Ore Division by Congonhas Minérios, as currently operated by CSN, and all such Authorizations shall be in full force and effect (together the “Closing Prior Approvals”); the Parties hereby agree that the TECAR Transfer Approvals and the approvals listed in Exhibit 3.11 may be obtained after Closing as provided for in Sections 3.11 and 4.7;
(iv)	CSN and Congonhas Minérios, as the case may be, shall have applied for the following environmental licenses with the relevant Governmental Authorities: [*]; and JKTC Parties shall have received evidences of receipt of all such applications by the Governmental Authority;
(v)	the nonexistence of any order issued by any Governmental Authority or any Law, preventing, restraining, prohibiting, suspending, altering, limiting or seeking damages in connection with the consummation of the Preparatory Actions to the Closing, the Spin-Off, the Namisa 40% Contribution or the Closing Sale of Shares;
(vi)	each of the representations and warranties of CSN contained in or made pursuant to this Agreement shall be true, complete and correct in all material respects on the Execution Date and on the Closing Date (without giving effect to the Bring Down Supplements), except (a) to the extent that such representations and warranties are qualified by the terms “material” or “materially”, in which case such representations and warranties (as so written with such qualifications) shall be accurate in all respects on the Execution Date and on the Closing Date; and (b) for the representations and

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warranties set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(h), 7.1(n) and 7.1(x), which shall be true and complete in all respects on the Execution Date and on the Closing Date;

(vii)	each of the representations and warranties of JKTC Parties contained in or made pursuant to this Agreement shall be true and complete on the Date of Execution and on the Closing Date;
(viii)	all of CSN’s covenants and obligations provided herein to be performed prior to the Closing Date (considered both collectively and individually) shall have been duly performed and complied with in all material respects;
(ix)	all of JKTC Parties’ covenants and obligations provided herein to be performed prior to the Closing Date (considered both collectively and individually) shall have been duly performed and complied with in all material respects;
(x)	no judicial, arbitration or administrative Claim aiming to prohibit, restrict or postpone the Preparatory Actions to the Closing, the Spin-Off, the Namisa 40% Contribution or the Closing Sale of Shares, or to challenge the validity or legitimacy of the Preparatory Actions to the Closing, the Spin-Off, the Namisa 40% Contribution or the Closing Sale of Shares shall be in course;
(xi)	[*];
(xii)	CSN shall have presented the Initial Master Plan and the Operating Budget based on the Initial Master Plan to the JKTC Parties until [*] and such Initial Master Plan and Operating Budget shall have been finally approved by the Investors until [*];
(xiii)	CSN shall have obtained the renewal of the TECAR Lease Agreement for an additional 20-year term;
(xiv)	CSN shall have assigned the current agreements, for the sale by Congonhas Minérios of iron ore to its clients, by means of which the sales currently performed by CSN or any of its Subsidiaries will be assigned and will be performed, instead, by Congonhas Minérios or any of its Subsidiaries upon the Drop-Down;
(xv)	no Material Adverse Effect shall have occurred;
(xvi)	Congonhas Minérios shall be operated by the Transferred Employees;
(xvii)	the Indebtedness, as reflected in the Pro-Forma Pre Closing Balance Sheet (for the sake of clarification, excluding the obligation of payment of the Closing Dividends, if applicable), shall not exceed [*];
(xviii)	immediately prior to the Closing Date, Namisa shall have [*] (“Congonhas Minérios Operating Cash”) as cash for Congonhas Minérios expansion in accordance with the Operating Budget;
(xix)	the JKTC Shareholding Position Resulting from Merger shall have been finally determined; and
(xx)	Congonhas Minérios shall have a transportation agreement with MRS.

5.2     Waiver. The conditions set forth in items (ii), (iv), (vi), (viii), (xi), (xiv), for those agreements that do not require the prior written approval by the applicable counterparty for

Plan B 36

their assignment), (xvi) and (xvii) of Section 5.1 above are for the benefit of JKTC Parties and, as such, may be unilaterally waived by JKTC Parties in writing. The conditions set forth in items (vii) and (ix) of Section 5.1 above are for the benefit of CSN and, as such, may be unilaterally waived by CSN in writing. The conditions set forth in items (i), (iii), (v), (x), (xii), (xiii), ((xiv), for those agreements that require the prior written approval by the applicable counterparty for their assignment), (xv), (xviii), (xix) and (xx) of Section 5.1 above are for the benefit of both Parties and, as such, may be waived by mutual consent in writing.

5.3     Failure to Implement the Spin-Off, Drop Down 1s Installment, the Namisa 40% Contribution and the Closing Sale of Shares. In case the consummation of the Spin-Off, Drop Down 1st Installment, the Namisa 40% Contribution or the Closing Sale of Shares does not occur by [*], or any postponements of such date that the Parties may mutually agree (“Drop Dead Date”), for any reason whatsoever: (i) the Closing Dividends will not be paid; (ii) the Transitional Agreement will be terminated in accordance with its terms; (iii) this Agreement will be terminated with no penalty or additional amount of any nature being due by any of the Investors, exclusively in relation to the Investment Agreement.

ARTICLE VI
EARN OUT

6.1     Earn Out. If a Liquidity Event occurs, CSN may convert the Pre-Money Equity Value – Subscription Bonus into Congonhas Minérios’ shares (“Liquidity Event Conversion”) pursuant to this ARTICLE VI. For the avoidance of doubt, the Liquidity Event shall be a one time event and shall not be counted twice.

6.2     Pre-Money Valuation. The ratio for conversion of the Pre-Money Equity Value – Subscription Bonus into Congonhas Minérios’ shares shall depend on Congonhas Minérios’ pre money equity value related to the Liquidity Event (“Pre-Money Valuation”). The Pre-Money Valuation shall be calculated in accordance with (i) the price per share agreed and issued for the Qualified Private Sale or the price per share set forth in the announcement of the beginning of the Qualified IPO (Anúncio de Início), as the case may be, and (ii) the total number of shares of Congonhas Minérios, excluding the shares to be issued by Congonhas Minérios for the Liquidity Event.

6.3     Maximum Equity Value. If the Pre-Money Valuation is equal, in Brazilian reais, [*] or greater (“Maximum Equity Value”), the Pre-Money Valuation shall be deemed to be [*] for the purpose of the Liquidity Event Conversion.

6.4     Capital Increase Prior to the Liquidity Event. In the event Congonhas Minérios’ capital stock has been increased before the occurrence of the Liquidity Event, the Minimum Equity Value and the Maximum Equity Value shall be increased by the same amount of the increased amount of Congonhas Minérios’ capital stock and, as a result, the new amounts calculated as set forth herein shall be considered as the Minimum Equity Value and the Maximum Equity Value.

6.5     Conversion Ratio. The number of shares in Congonhas Minérios that CSN shall be entitled to receive as a result of the Liquidity Event Conversion shall vary linearly so that JKTC Parties shareholding ratio in Congonhas Minérios shall be JKTC Parties’ top shareholding position in case the Pre-Money Valuation of the Liquidity Event is the Minimum Equity Value (“JKTC Liquidity Event Top Shareholding Position”), and shall be JKTC Parties’ bottom shareholding position in case the Pre-Money Valuation of the Liquidity Event is the Maximum Equity Value (“JKTC Liquidity Event Bottom Shareholding Position”). JKTC Parties’ top shareholding position, bottom shareholding position and final shareholding position shall be calculated as follows:

Plan B 37

JKTC Liquidity Event Top Shareholding Position = JKTC Top Shareholding Position Post Closing Sale of Shares

JKTC Liquidity Event Bottom Shareholding Position = JKTC Bottom Shareholding Position Post Closing Sale of Shares

JKTC Liquidity Event Final Shareholding Position = [*]

6.6     Liquidity Event Conversion. CSN shall exercise its Pre-Money Equity Value – Subscription Bonus within seven (7) days from (i) the Liquidity Event, in case of a Primary Offer; or (ii) the seventh (7th) day after JKTC Parties have received evidence of the Qualified Private Sale in accordance with Section 6.7.

6.7     Evidence of the Qualified Private Sale. Within seven (7) days from execution of the documents that formalize the Qualified Private Sale, CSN shall provide JKTC Parties with all relevant documentation necessary to demonstrate the occurrence of the Qualified Private Sale, including copy of the relevant minutes that approved the capital increase.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1     Representations and Warranties of Congonhas Minérios and CSN. Except as otherwise disclosed to JKTC Parties in this Agreement, Congonhas Minérios and CSN jointly and severally represent and warrant to JKTC Parties that each of the following representations and warranties is, as of the date hereof, and will be on the Closing Date, true and correct (except to the extent such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date):

(a)              Organization. Congonhas Minérios, its Subsidiaries (if any) and CSN are duly incorporated entities, validly existing under the Laws of Brazil.

(b)              Qualification of Congonhas Minérios, its Subsidiaries (if any) and CSN. Congonhas Minérios, its Subsidiaries (if any) and CSN have the required corporate power and authority to carry on their business as now being conducted.

(c)              Authority. CSN and Congonhas Minérios have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform their obligation hereunder, including the Preparatory Actions to the Closing, the Spin-Off, the Closing Sale of Shares, the Drop Down 2nd Installment and the Merger. The execution, delivery and performance of this Agreement and of the Transaction Documents and the transactions contemplated hereby and thereby by CSN and Congonhas Minérios are subject to CSN and Congonhas Minérios’ board of directors approval.

(d)              Enforceability. This Agreement has been duly and validly executed and delivered by CSN and Congonhas Minérios and constitutes a valid and binding agreement of CSN and of Congonhas Minérios enforceable against CSN and Congonhas Minérios in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally.

(e)              No Violation or Breach. Except as set forth in Schedule 7.1(e), neither the execution and delivery of this Agreement and of the Transaction Documents nor the consummation of the transactions and performance of the terms and conditions of this Agreement and of the Transaction Documents by Congonhas Minérios or CSN will (i)

Plan B 38

conflict with, result in a violation or breach of or default under any provision of the By-laws of Congonhas Minérios, its Subsidiaries (if any) or CSN; (ii) conflict with, result in a violation or breach of or default under, or give rise to a right of termination, cancellation or acceleration of any provision of any Material Contract; or (iii) violate any Law in relation to Congonhas Minérios, its Subsidiaries (if any) or CSN or to their respective properties or assets, including the Brazilian Corporate Law and any regulation applicable to publicly held corporations in Brazil.

(f)               Consents. Except for the Closing Prior Approvals, to the Best Knowledge of CSN and Congonhas Minérios, no filing or registration with, declaration or notification to, or Authorization is required in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Congonhas Minérios, its Subsidiaries (if any) and/or CSN or the consummation by Congonhas Minérios, its Subsidiaries (if any), and/or CSN of the transactions contemplated hereby and thereby. No representation or warranty is being given by CSN or Congonhas Minérios in relation to the Antitrust Approvals.

(g)              Claims. Except as set forth in Schedule 7.1(g), there is no Claim involving Congonhas Minérios, its Subsidiaries (if any), CSN (in relation to CSN Iron Ore Division and its related business activities), CSN’s Stake in Namisa or the MRS Shares in relation to which CSN or Congonhas Minérios have received a legal notice currently in progress before any Governmental Authority.

(h)              Capitalization of Congonhas Minérios. Schedule 7.1(h) sets forth the number of outstanding shares of capital stock of Congonhas Minérios on the Date of Execution, the names of all holders thereof and the number and percentage of shares owned by each such holder. All of the outstanding capital stock of Congonhas Minérios held by CSN is owned of record and beneficially by CSN free and clear of any and all Liens (other than Claims, which are disclosed in Section 7.1(g)). All of the outstanding capital stock or other ownership interests of Congonhas Minérios held by CSN have been duly authorized and validly issued. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, advance for future capital increase (adiantamento para futuro aumento de capital), conversion rights, exchange rights, or other contracts or commitments that could require CSN or Congonhas Minérios to sell, transfer, or otherwise dispose of any capital stock of Congonhas Minérios or that could require Congonhas Minérios or CSN to cause Congonhas Minérios to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no voting agreements or understandings with respect to the voting of any capital stock of Congonhas Minérios or any contracts or commitments that could require Congonhas Minérios or CSN to enter into any voting agreements or understandings with respect to the voting of any capital stock of Congonhas Minérios.

(i)               Compliance with Law. Except as set forth in Schedule 7.1(i)(1), and to the Best Knowledge of CSN and Congonhas Minérios, there is no uncured violation of any Law by CSN (in relation to CSN Establishment) or Congonhas Minérios that would cause a Material Adverse Effect. Except as shown in Schedule 7.1(i)(2), neither CSN nor Congonhas Minérios has received written notice from any Governmental Authority of any violation of Law with respect to Congonhas Minérios or the CSN Establishment. CSN is not making any representations or warranties in this paragraph with respect to any Environmental Law or any Law relating to Real Estate, Mining Rights or Taxes as such matters are addressed otherwise in this Agreement.

(j)               Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against or, to the Best Knowledge of CSN and Congonhas Minérios, threatened against Congonhas Minérios, its Subsidiaries (if any) and/or CSN.

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(k)              Real Estate; Mining Rights. (i) Schedule 7.1(k)(1) identifies all real estate owned, leased, possessed or otherwise occupied by Congonhas Minérios and its Subsidiaries (if any), and by CSN (in relation to CSN Iron Ore Division) and all contractual rights for rights of way or easement related thereto (the foregoing property and rights collectively referred to as the “Real Estate”); (ii) except as set forth in Schedule 7.1(k)(2), Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division), have good, valid and marketable title to, valid and subsisting leasehold or acquisition interests in or to, or valid, binding and enforceable rights to, the Real Estate, as the case may be, free and clear of any material Liens (other than Claims, which are disclosed in Section 7.1(g)); (iii) except as set forth in Schedule 7.1(k)(3), all facilities installed at, or otherwise serving the Real Estate, have received all Authorizations required in connection with the ownership or operation thereof and are operated and maintained in accordance with the applicable Laws, except for non-received Authorizations or non-compliances with Law which would not cause a Material Adverse Effect; (iv) except as set forth in Schedule 7.1(k)(4), there are no outstanding options or rights of first refusal to purchase any Real Estate owned by CSN or by Congonhas Minérios, portions thereof or interest therein; (v) the mining rights owned, leased, possessed, held or otherwise explored by Congonhas Minérios (other than the Congonhas Minérios’ Excluded Assets), its Subsidiaries (if any) and by CSN (in relation to CSN Iron Ore Division) are listed and described in Schedule 7.1(k)(5) (the foregoing rights collectively referred to as the “Mining Rights”). Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have, or lease, valid, binding and enforceable rights as to all Mining Rights (in accordance with the terms of the applicable Mining Right) and the Mining Rights have not been sold, transferred, alienated, leased or encumbered, as applicable, or in any manner has the right to use and enjoy ownership or possession of the Mining Rights been restricted, transferred or surrendered since the initial award thereof, and Congonhas Minérios’, its Subsidiaries’ (if any) and CSN’s (in relation to CSN Iron Ore Division) title to all the Mining Rights is free and clear of any Liens (other than Claims, which are disclosed in Section 7.1(g)), except for the Liens set forth in Schedule 7.1(k)(6); (vi) each Mining Right (1) was duly granted by the appropriate Governmental Authority, (2) is fully and unconditionally vested in Congonhas Minérios, its Subsidiaries (if any) or in CSN (in relation to CSN Iron Ore Division), as applicable, except for the conditions set forth in Schedule 7.1(k)(7) and those restrictions set forth by the applicable Mining Right, (3) is in full force and effect, (4) to the Best Knowledge of CSN and Congonhas Minérios, is not subject to any threatened Claim; (vii) all Mining Rights are legal, valid and in effect in accordance with their respective terms and Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have performed and satisfied all duties, obligations, charges and requirements of any type or nature which, as holders of the Mining Rights, are imposed upon them by any applicable Law or under the Mining Rights except when the lack of performance or satisfaction would not result in a Material Adverse Effect. To the Best Knowledge of Congonhas Minérios and CSN, neither Congonhas Minérios, its Subsidiaries (if any) nor CSN has done or failed to do any act, or by omission or commission created any cause or grounds, which would result in the termination, resolution, rescission or revocation of any of the Mining Rights; (viii) all procedures of Law related to the award and maintenance of the Mining Rights have been fully and faithfully complied with in all material respects by CSN (in relation to CSN Iron Ore Division) and Congonhas Minérios; (ix) except for Schedule 7.1(k)(8), in respect of each Mining Right and each parcel of the Real Estate owned by Congonhas Minérios, its Subsidiaries (if any) or by CSN (in relation to CSN Iron Ore Division), Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) has timely paid or been discharged of all material fees, duties, royalties and other payments, obligations or burdens that relate thereto, and all other requirements of Brazilian Law or as set forth in the Mining Rights have been fully and faithfully complied with in all material respects; (x) except as set forth in Schedule 7.1(k)(9), (1) the Mining Rights and the Real Estate are all the mining rights and real

Plan B 40

estate required to operate the CSN Iron Ore Division as currently operated (2) CSN (in relation to CSN Iron Ore Division) and Congonhas Minérios, as the case may be, have possession of an exclusive right to use and enjoy all Mining Rights in accordance with their respective terms, which enable them to exploit the Business as currently conducted, and (3) there are no restrictions thereon that would adversely affect the rights of Congonhas Minérios to exploit the deposits covered by the Mining Rights.

(l)               Material Contracts. Schedule 7.1(l)(1) lists all agreements, arrangements, contracts and other contractual rights and obligations of the types listed below (“Material Contracts”) (1) to which, on the Date of Execution, Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division), are a party or by which Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division) are bound and (2) which are essential for Congonhas Minérios to conduct the CSN Iron Ore Division Business as currently conducted:

(i)	contracts requiring, based on their terms, or that are reasonably expected to result in, the payment or receipt of any payment or exchange of amounts in excess of fifty million US Dollars (US$50,000,000.00) during any period of twelve (12) months;
(ii)	contracts requiring the consent of Third Parties to consummate the transactions contemplated by this Agreement or that, otherwise, grant to Third Parties rights to terminate or make the contracted conditions more onerous, except when such terminations or more onerous conditions are not material;
(iii)	contracts involving the carrying out of financial transactions or any debt instruments of any nature, in an amount higher than fifty million US Dollars (US$50,000,000.00);
(iv)	contracts that relate to any type of derivative instrument, irrespective of the market where these are traded or registered or the way they are performed;
(v)	any agreement of any nature with Affiliates and Related Parties of CSN;
(vi)	any agreement or commitment restricting the capacity of such companies to commit themselves with any area of activity or to compete with any other entity;
(vii)	any joint venture, partnership, shareholders’ or quotaholders’ agreements or other contracts involving the voting of shares or quotas of capital stock or other ownership interests of Congonhas Minérios and/or its Subsidiaries (if any), or a sharing of profits, Losses, costs, Liabilities of Congonhas Minérios or its Subsidiaries (if any) with any other Person;
(viii)	other material services, construction or operating contracts related to the Business in an amount higher than fifty million US Dollars (USD 50,000,000.00), related to (A) the exploration, mining, processing, sale, transportation or exportation of iron ore or iron concentrates, (B) the construction or operation of an open pit mine and processing plant; and (C) the construction, development or operation of iron ore logistics assets; or
(ix)	contracts entered into with any Governmental Authority.

Except as set forth in Schedule 7.1(l)(2), neither Congonhas Minérios, its Subsidiaries (if any) nor CSN (in relation to CSN Iron Ore Division) is in material breach of or default under, and no event has occurred that would constitute a material default by Congonhas

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Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division) under any provision of any Material Contract, and neither Congonhas Minérios, its Subsidiaries (if any) nor CSN (in relation to CSN Iron Ore Division) has received written notice from any other party to any Material Contract that Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division) is in material breach in relation to any aspect of such Material Contract, which breach has not been remedied, and no such other party is in material breach of or default under any provision of any such Material Contract.

(m)            Labor Matters. Except as set forth in Schedule 7.1(m), there are no pending or, to the Best Knowledge of CSN and Congonhas Minérios, threatened strikes, work stoppages, slowdowns or lockouts against Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division).

(n)              Subsidiaries. Schedule 7.1(n) of this Agreement lists all Subsidiaries of CSN (in relation to CSN Iron Ore Division) and of Congonhas Minérios and sets forth the number of outstanding shares of capital stock or other ownership interest of each of such Subsidiaries, the names of all holders thereof and the number and percentage of shares or other ownership interest owned by each of such holder. All of the outstanding capital stock or other ownership interest of each of such Subsidiaries held by CSN or Congonhas Minérios is free and clear of any and all Liens (other than Claims, which are disclosed in Section 7.1(g)). All of the outstanding capital stock or other ownership interest of each of such Subsidiaries held by CSN or Congonhas Minérios have been duly authorized and validly issued. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CSN or Congonhas Minérios or any of such Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other ownership interest of any of such Subsidiaries or that could cause any such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other ownership interest. There are no voting agreements or understandings with respect to the voting of any capital stock or other ownership interest of any such Subsidiary. None of such Subsidiaries Controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary.

(o)              Authorizations. Except as set forth in Schedule 7.1(o)(1), Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have all material Authorization required to conduct their businesses as currently conducted (including all material Authorizations required under Environmental Law and relating to Tax Matters, Mining Rights and Real Estate). Except as set forth in Schedule 7.1(o)(2), each such Authorization is in full force and effect and Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) are in compliance with all of their material obligations with respect thereto.

(p)              Environmental Matters. Except as set forth in Schedule 7.1(p), to the Best Knowledge of CSN and of Congonhas Minérios (i) Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) are in compliance with all Environmental Laws in all material respects; (ii) there is no Lien (other than Claims, which are disclosed in Section 7.1(g)) over Congonhas Minérios’, its Subsidiaries’ (if any) or CSN Iron Ore Division premises, by any Governmental Authority, resulting from violation of or noncompliance with Environmental Laws, except for non material extrajudicial notices from Third Parties; (iii) neither Congonhas Minérios, its Subsidiaries (if any) nor CSN (in relation to CSN Iron Ore Division) is subject to any outstanding consent decree, compliance order or administrative order (including to investigate or remediate any contaminated land) pursuant to an Environmental Law; and (iv) Congonhas Minérios, its Subsidiaries (if any) and CSN are in full compliance with, in all

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material respects, with the technical conditions imposed by the environmental Authorizations issued in favor of the Business developed in CSN Iron Ore Division.

(q)              Tax Matters. Except as set forth in Schedule 7.1(q), to the Best Knowledge of CSN and Congonhas Minérios, (i) Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division and its related business activities) are in compliance with the Laws relating to Taxes in all material respects; (ii) all material Tax Returns required to be filed by or with respect to Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division and its related business activities) have been filed with the appropriate tax authorities in all jurisdictions in which such Tax Returns are required to be filed; (iii) such Tax Returns were true, complete and correct in all material respects, and all Taxes reported in such Tax Returns and all other Taxes due by Congonhas Minérios, its Subsidiaries (if any) or CSN (in relation to CSN Iron Ore Division and its related business activities), as a taxpayer or as a party liable to collect the Taxes, as determined by the applicable Law, that have been due and all other requirements of Law relating to Taxes have been fully and faithfully complied with in all material respects; (iv) Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division and its related business activities) have made all material payments and are in compliance with all their material obligations related to Taxes; and (v) all Taxes due by Congonhas Minérios and/or any of its Subsidiaries or CSN (in relation to CSN Iron Ore Divisions and its related business activities) enrolled in tax installment payment programs (programas de parcelamento ou recuperação fiscal) with Federal and/or State tax authorities have been timely paid and all other conditions for enjoyment of the programs have been fulfilled.

(r)               Pro Forma Balance Sheet. The pro forma balance sheet of the CSN Establishment based on the financial statements of CSN as of September 30, 2014 (including the notes thereto) is attached hereto as Exhibit 7.1(r) (“CSN Establishment Pro Forma Signing Balance Sheet”). The CSN Establishment Pro Forma Signing Balance Sheet fairly presents, in all material aspects, the unconsolidated financial position of CSN in relation to the CSN Establishment, as of the respective dates or for the respective periods set forth therein and are true, correct and complete in all material respects as of the respective dates, and are consistent, in all material aspects, with the records of CSN, all in conformity with IFRS or Brazilian GAAP, as applicable, consistently applied during periods involved therein, except as otherwise noted therein, and subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(s)              Financial Statements. The financial statements of Congonhas Minérios, as of September 30, 2014 is attached hereto as Schedule 7.1(s) and fairly presents the financial position and the results of operations and cash flows of Congonhas Minérios as of the respective date, or for the respective periods set forth therein, and are true, correct and complete as of the respective date, and are consistent with the records of Congonhas Minérios, all in conformity with IFRS or Brazilian GAAP, as applicable, consistently applied during periods involved therein, except as otherwise noted therein, and subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

(t)               Insurance. Except as set forth in Schedule 7.1(t), (i) all premiums due and payable for the insurance policies of Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) have been paid in the ordinary course of business; (ii) there are no pending Claims in excess of five million United States dollars (USD5,000,000.00) under such policies in relation to which Congonhas Minérios, its Subsidiaries (if any) or CSN, as the case may be, has received legal notice; and (iii) all insurance policies of Congonhas Minérios and related to the CSN Iron Ore Division have

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adequate coverage with respect to the risks addressed by such policies, as is customary for companies engaged in similar businesses within the same industry in Brazil.

(u)              Title to Assets. Each of Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Establishment), has good and marketable title to all properties, assets and rights (other than Real Estate) owned by it (including to the CSN Stake in Namisa and the MRS Shares) in accordance with the relevant titles, in each case free from Liens (other than Claims, which are disclosed in Section 7.1(g)) and defects that could affect the value thereof or interfere with the use made of them. Each of Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Establishment until it is contributed by CSN to Congonhas Minérios) holds all leased personal property under valid and enforceable leases, with no exceptions that could interfere with the use made thereof by them, including those properties and assets that are part of the CSN Iron Ore Division.

(v)              Intellectual Property. Congonhas Minérios, its Subsidiaries (if any) and CSN (in relation to CSN Iron Ore Division) are owners of, or entitled to use, all right, title and interest in and to each of the trademarks, logos, trade names, corporate names, domain names, patents, software, designs, copy rights, know-how, trade secrets and other intellectual property rights necessary to carry out their businesses as currently conducted, free and clear of any Liens (other than Claims, which are disclosed in Section 7.1(g)).

(w)            CSN Iron Ore Division and CSN Establishment. CSN is the owner of the CSN Establishment. Except as set forth in Schedule 7.1(w), the assets, rights and liabilities comprised in the CSN Iron Ore Division (a) are those listed in Exhibit I (b) are in good operating condition and repair, except for normal wear and tear, and are adequate for the uses to which they are being put; (c) are all the assets, rights and liabilities necessary for the development and operation of the Business of the CSN Iron Ore Division as currently conducted by CSN; and (d) comprise all assets required for Congonhas Minérios to operate the CSN Iron Ore Division’s Business as an ongoing concern and on a standalone basis upon the implementation of the Drop Down.

(x)              MRS Shares. All of the MRS Shares (a) have been legally and validly issued, (b) will, on the Closing Date, be held by Congonhas Minérios, free and clear of any Liens (other than Claims, which are disclosed in Section 7.1(g)).

(y)              Guarantees. Neither CSN (in relation to the CSN Iron Ore Division), Congonhas Minérios nor its Subsidiaries (if any) is a guarantor or otherwise is responsible for any Liability of obligation (including indebtedness) of any other Person, except as provided in Schedule 7.1(y).

(z)              Brokerage Fees and Commissions. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Congonhas Minérios, its Subsidiaries (if any) or CSN who is or might be entitled to receive any fee and legal fees, commission or payment from JKTC Parties, Congonhas Minérios or any of its Subsidiaries (if any) in connection with the negotiation, preparation, execution or delivery of this Agreement, the Transitional Agreements or the consummation of the transactions contemplated hereby and thereby.

(aa)           CSN Handel. CSN Handel is a duly incorporated entity, validly existing and operating under the laws of Austria. On the Closing Date, the Handel Transaction does not materially violate any applicable Laws; all material consents and Authorizations necessary for the implementation of the Handel Transaction were obtained and there is no material Claim involving CSN Handel under or in relation to which CSN Handel has received a legal notice currently in progress before any Governmental Authorities.

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7.1.1        Information. All documents included or to be included in the Data Room are true and correct in all material respects and will be recorded in a DVD that will be delivered to the JKTC Parties at the Closing Date (the “DVD”). For the avoidance of doubt, all the representations and warranties of CSN under this Agreement are based on Section 7.1 and its Schedules, which shall prevail over any information contained in the DVD for purposes of Section 8.1(i).

7.2     Representations and Warranties of JKTC Parties. Except as otherwise disclosed to CSN in this Agreement, the JKTC Parties jointly and severally represent and warrant to CSN that each of the following representations and warranties is, as of the date hereof, and will be, on the Closing Date, true and correct:

(a)              Organization and Qualification. Each of the JKTC Parties is a company duly organized and validly existing under the Laws of the country of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)              Authority. Each of JKTC Parties has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or similar action on the part of each JKTC Party.

(c)              Enforceability. This Agreement has been duly and validly executed and delivered by each of JKTC Parties and constitutes a valid and binding agreement to JKTC Parties and each of JKTC Parties, enforceable against each of JKTC Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally.

(d)              No Violation or Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by each of JKTC Parties will (i) result in any violation or breach of or default under any provision of the certificate of incorporation or other similar governing documents of each of JKTC Parties; (ii) will result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which each of JKTC Parties is bound, other than such violations, breaches or defaults of agreements, indentures or other instruments that would not have a Material Adverse Effect; or (iii) result in any violation or breach of any Law applicable to any of the JKTC Parties.

(e)              Consents. Except for the Closing Prior Approvals, to the Best Knowledge of JKTC Parties, no filing or registration with, declaration or notification to, or Authorization is required in connection with the execution, delivery and performance of this Agreement by each of JKTC Parties or the consummation by each of JKTC Parties of the transactions contemplated hereby. No representation or warranty is being given by the JKTC Parties in relation to the Antitrust Approvals.

(f)               Claims. There is no Claim by or before any court or other Governmental Authority or any arbitration proceeding pending or, to each of JKTC Parties’ Best Knowledge, threatened against each of JKTC Parties that if adversely determined would have a Material Adverse Effect or affect any of the JKTC Parties’ ability to perform its obligations under this Agreement.

(g)              Brokerage Fees and Commissions. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of each of JKTC Parties who is or might be entitled to any fee and legal fees, commission or payment from CSN or from Congonhas Minérios in connection with the negotiation, preparation, execution

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or delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

(h)              No Liabilities. Each of JKTC Parties has no liabilities of any nature (whether absolute, accrued, contingent or otherwise) that may impact the negotiations set forth in this Agreement.

(i)               Independent Investigation. Each of JKTC Parties will conduct its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the CSN Establishment and of Congonhas Minérios to the extent each of them are deemed appropriate. In entering into this Agreement, each of JKTC Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of CSN or Congonhas Minérios or any of its Representatives (except the specific representations and warranties set forth in Section 7.1). Each of JKTC Parties acknowledges that (i) none of CSN’s or Congonhas Minérios’ Representatives shall have any personal liability, responsibility or obligation based upon any information provided or made available, or statements made (including as disclosed in the Data Room) (ii) neither CSN nor Congonhas Minérios, Namisa or their Subsidiaries (if any), or any other Person, has made any representation or warranty, expressly or implicitly, about Congonhas Minérios, Namisa or their Subsidiaries (if any) or about the CSN Establishment, the Business or other questions not included in this Agreement. Without limiting the generality of the foregoing, neither CSN, nor Congonhas Minérios, Namisa or their Subsidiaries (if any), or any other Person, has made any representations or warranties to JKTC Parties with respect to any forecasts, estimates or budgets regarding CSN’s, Congonhas Minérios’, Namisa’s or their Subsidiaries’ business.

ARTICLE VIII

INDEMNIFICATION

8.1     Indemnification by CSN. Subject to the other terms and limitations set forth in this Agreement, CSN shall indemnify, defend, reimburse and hold harmless JKTC Parties, BJIOC SPC, Japanese SPC, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Itochu Corporation, their Subsidiaries in Brazil, Congonhas Minérios and its Subsidiaries and their respective directors and officers (each such Person, a “JKTC Indemnified Party” and, collectively, the “JKTC Indemnified Parties”) from and against any and all Losses actually incurred by JKTC Indemnified Party resulting from (i) any breach, inaccuracy or omission of any representation or warranty made by CSN or Congonhas Minérios in this Agreement, after giving effect to the Bring Down Supplements, (ii) any breach or non-performance of any covenants or obligations of Congonhas Minérios (until the Closing Date) or CSN under this Agreement (iii) any Liability not identified in Exhibit I (as updated as of the Drop Down Date in accordance with Section 2.3(v) in relation to the 1st Installment of the CSN Establishment and as of the Drop Down 2nd Installment Date in relation to the 2nd Installment of the CSN Establishment) or in the Schedules to Section 7.1 (as supplemented by the Bring Down Supplements) and claimed against any JKTC Indemnified Party; (iv) any Liability related to Congonhas Minérios Excluded Assets and claimed against any JKTC Indemnified Party; (v) any Liability related to Namisa Excluded Assets involving facts or events occurred after the Closing Date and claimed against any JKTC Indemnified Party.

8.1.1        For the avoidance of doubt, non-material liabilities of the CSN Establishment not identified in the Schedules to the representations and warranties of Section 7.1 that are qualified by materiality shall: (i) be considered as transferred to Congonhas Minérios and (ii) not be subject to the indemnification obligation provided for in Section 8.1.

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8.1.2        Notwithstanding Section 8.1(iii), the Tax Claims listed in Schedule 8.1.2, which are identified in the Schedules to Section 7.1 (i) will not be transferred to Congonhas Minérios upon the Drop Down and (ii) should not be deemed included in Exhibit I or in the Schedules to Section 7.1 for purposes of Section 8.1(iii).

8.1.2.1    The Tax Claims listed in Schedule 8.1.2.1 will be transferred to Congonhas Minérios upon the Drop Down 1st Installment and the Drop Down 2nd Installment, but they should not be deemed included in Exhibit I or in the Schedules to Section 7.1 for purposes of Section 8.1(iii).

8.1.3        The Liabilities related to the Tax Claim 0003009-40.2010.4.02.5104 (2010.51.04.003009-2) (salário educação) shall be deemed as transferred to Congonhas Minérios upon Drop Down 1st Installment and the Drop Down 2nd Installment only in relation to the portion of it that relates to employees of the CSN Iron Ore Division at the time and, therefore (i) Section 3.18 shall not apply and (ii) the portion of the Liability that has not been transferred should not be deemed included in Exhibit I or in the Schedules to Section 7.1 for purposes of Section 8.1(iii).

8.2     Indemnification by JKTC Parties. Subject to the other terms and limitations set forth in this Agreement, JKTC Parties shall indemnify, defend, reimburse and hold harmless CSN, its Subsidiaries and their respective members of the board of directors, officers and direct shareholders (each such Person, a “CSN Indemnified Party” and, collectively, the “CSN Indemnified Parties”) from and against any and all Losses actually incurred by any CSN Indemnified Party resulting from (i) any breach, inaccuracy or omission of any representation or warranty of JKTC Parties under this Agreement; and (ii) any breach or non-performance of any covenants or obligations of JKTC Parties under this Agreement.

8.3     Indemnification by Congonhas Minérios. Subject to the other terms and limitations set forth in this Agreement, Congonhas Minérios shall indemnify, defend, reimburse and hold harmless the CSN Indemnified Parties from any Loss actually incurred resulting from: (i) Liabilities identified in Exhibit I (as updated as of the Drop Down Date in accordance with Section 2.3(v) in relation to the 1st Installment of the CSN Establishment and as of the Drop Down 2nd Installment Date in relation to the 2nd Installment of the CSN Establishment) or in the Schedules to Section 7.1 (as supplemented by the Bring Down Supplements) and claimed against any CSN Indemnified Party; or (ii) Liabilities of Congonhas Minérios arisen from acts or facts occurred after the Closing Date and claimed against any CSN Indemnified Party.

8.4     Provisional Decision. Neither JKTC Parties, Congonhas Minérios nor CSN shall be required to make any payments to CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, pursuant to this ARTICLE VIII with respect to indemnification obligations until (i) a final court decision not subject to appeal or arbitral decision (subject to no recourse or appeal) is issued or granted against Congonhas Minérios and its Subsidiaries, CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, regarding a third party Claim (except if any provisional court or arbitral decision which effects are not suspended, reversed or stayed requires Congonhas Minérios and its Subsidiaries, any CSN Indemnified Party or JKTC Indemnified Party to make any payment thereunder (“Provisional Decision”) or (ii) a final arbitral award is issued or granted against Congonhas Minérios, any of its Subsidiaries, any of the CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, regarding a direct dispute between CSN and JKTC Parties (except for a Provisional Decision) or (iii) CSN, JKTC Parties or Congonhas Minérios agree in writing that such indemnification is undisputed and due by either CSN, JKTC Parties or Congonhas Minérios, as applicable. The applicable CSN Indemnified Party or JKTC Indemnified Party shall be fully and promptly reimbursed for all costs incurred and payments made with respect to a Provisional Decision, if such Provisional Decision is reverted on behalf of the relevant CSN Indemnified Party or JKTC Indemnified Party.

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8.5     Indemnification Amount. In case a Loss is incurred by Congonhas Minérios or any of its Subsidiaries and the indemnification is paid to the party that is indemnifiable under this Agreement, the amount to be indemnified to the party receiving indemnification under this agreement shall be equal to the amount of the Loss multiplied by the percentage of the capital stock of Congonhas Minérios held by the respective party or held indirectly in a Subsidiary, as applicable, in each case, immediately after giving effect to the transactions contemplated herein, except if the indemnification is paid to the company itself, in which case the amount shall be equal to 100% of such Loss; (b) in case a Loss is incurred directly by a party, then the amount to be indemnified under this Agreement shall be equal to 100% of the amount of the Loss incurred by such party.

8.5.1        The amount of any Loss to be indemnified pursuant to this ARTICLE VIII shall be net of any actual Tax benefit arising from the use of such Loss as a deductible expense, provided that there is taxable income in the same fiscal year of the incurred Loss against which such Tax benefit can be used. The amount of the Loss to be indemnified in cash shall also be increased to an amount which, after subtracting the applicable Taxes, leaves an amount equal to the indemnity payment that would have been due without any Taxes that, pursuant to applicable Law, arise from or in connection with the remittance and receipt of any indemnity payment under this Agreement by the Indemnified Party, considering the applicable rates.

8.5.2        Loss of Profits. The Parties will only be liable for loss of profits under this ARTICLE VIII (i) suffered by Congonhas Minérios or any of its Subsidiaries; and (ii) when the loss of profits resulting from such breach has been finally determined. The responsibility for loss of profits shall be deemed to be finally determined when the Investors have so determined by mutual agreement or, if disputed, when a final decision in respect thereof has been rendered pursuant to Section 9.2.

8.6     Deposits or Guarantees. If under any Loss to be indemnified pursuant to this Agreement, Congonhas Minérios and its Subsidiaries, CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, is compelled to provide any type of guarantee or deposit in order to file an appeal or otherwise to present any defense in connection with an administrative proceeding or a lawsuit of any nature, the Indemnifying Party (as defined below) shall provide Congonhas Minérios, any of its Subsidiaries, CSN Indemnified Parties or JKTC Indemnified Parties, as the case may be, with the means to provide such guarantee or deposit.

8.7     Indemnification Procedure. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(i)	If a Claim by a third party is made against a CSN Indemnified Party or a JKTC Indemnified Party (any such Person, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE VIII, such Indemnified Party shall promptly furnish written notice of such Claim (in reasonable detail and including the factual basis for such Claim and, to the extent known, the amount thereof) to the party against whom indemnity is sought (such party, in such capacity, the “Indemnifying Party”). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such Claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a Claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except and only to the extent that, as a result of such failure, any Indemnifying Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure. The Indemnifying Party shall have five (5) Business Days after receipt of such notice to elect to undertake, conduct and control (through counsel of its own choosing and at its own expense, so long such counsel is approved by the

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other party, such approval not to be unreasonably delayed or withheld), and, in any event, shall have the right to participate (at its own expense) in, the settlement or defense of such Claim, and the Indemnified Party shall cooperate with it in connection therewith. If the Indemnifying Party elects to undertake, conduct and control the settlement or defense of such Claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense directly or through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Indemnifying Party (at the Indemnifying Party's cost and expense) (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such Claim, (ii) is reasonably contesting such Claim in good faith through appropriate proceedings and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property and/or assets of the Indemnified Party or of Congonhas Minérios and its Subsidiaries, as the case may be, for payment of such Claim, the Indemnified Party shall not pay or settle any such Claim; provided, however, that, the Indemnified Party shall have the right to pay or settle any such Claim if it has waived in writing any right to indemnity by the Indemnifying Party for such Claim; and provided, further, that, if within five (5) Business Days after the receipt of the Indemnified Party's notice of a Claim of indemnity under this Section 8.7, the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party's cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such Claim in good faith or to prevent action to foreclose a Lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise such Claim (at the Indemnifying Party’s costs and expenses) and the Indemnified Party shall not thereby waive any right to indemnity for such Claim under this Agreement. No Indemnifying Party shall consent to any settlement, compromise or discharge (including the consent to entry of any Judgment) of any such Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that, if the Indemnifying Party assumes the defense of any such Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such Claim and definitely and unconditionally releases the Indemnified Party completely from all liability in connection with such Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (a) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (b) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of such Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any Judgment with respect to), any such Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party has waived in writing any right to indemnity from the Indemnifying Party with respect to such Claim or otherwise provided herein, in which cases no such consent shall be required.

(ii)	Any Claim on account of Losses for which indemnification is provided under this Agreement which does not involve a Claim of a third party shall be asserted by prompt written notice (setting forth in reasonable detail the facts or circumstances that allegedly gave rise to such Claim and, to the extent known, the amount thereof) given by the Indemnified Party to the Indemnifying Party from whom such

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indemnification is sought. The failure or delay of the Indemnified Party to deliver prompt written notice of a Claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except and only to the extent that, as a result of such failure, any Indemnifying Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(iii)	In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any Claim (an “Indemnified Claim”), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or Claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner and (at such Indemnifying Party's cost and expense) in prosecuting any subrogated right or Claim.

8.8     Survival and Time Limitation. Except as otherwise set forth herein, the terms and provisions of this Agreement, including the representations and warranties, shall survive the consummation of the Closing contemplated in this Agreement. Any Claim by any JKTC Indemnified Party that CSN is liable to such JKTC Indemnified Party under the terms of this Agreement shall be brought against CSN until the 6th anniversary of the Closing Date, provided that such time limitation shall not apply to Section 8.1(iii) and to Section 8.3. Notwithstanding the foregoing, an indemnification Claim brought pursuant to this ARTICLE VIII before the expiry of such deadlines will not be precluded hereby if the Claim is initiated in writing prior to the expiration of the applicable survival period described in the preceding sentence.

8.9     Further Indemnity Limitations. The amount of any Loss to be indemnified pursuant to this Agreement shall be reduced (i) to the extent any Indemnified Party actually receives any insurance proceeds with respect to such Loss, and (ii) to take into account any payment actually received by an Indemnified Party with respect to such Loss.

8.10  The Investors hereby agree that the conduction of the Due Diligence shall not, in any way, exempt or affect CSN’s indemnification obligation under Section 8.1(i).

ARTICLE IX
APPLICABLE LAW AND DISPUTE RESOLUTION

9.1     Applicable Law. This Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated herein shall be governed by, enforced and interpreted in accordance with the laws of the Federative Republic of Brazil. This Agreement shall be executed by all Parties in São Paulo, Brazil.

9.2     Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (“Dispute”) shall be solved by arbitration, in accordance with the following provisions:

9.2.1        The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in force at the time of the request for arbitration.

9.2.2        The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one

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arbitrator. If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the "ICC Court").

9.2.3        The arbitration shall be held in the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the parties in Portuguese without the need for translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

9.2.4        The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

9.2.5        Except for attorney’s fees, which shall be borne individually by each of the parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all parties as determined by the Arbitral Tribunal.

9.2.6        The Parties shall keep the confidentiality of each and every information concerning the arbitration.

9.2.7        If one or more Disputes arise under this Agreement or any other Transaction Document, then any or all such Disputes may be brought into a single arbitration. The ICC Court may, at the request of any of the parties, consolidate the arbitral proceeding with any other pending arbitral proceeding involving this Agreement and/or any other Transaction Document. If one or more arbitrations are already pending with respect to a Dispute under any such agreement, then any party to a new dispute or any subsequently filed arbitration brought under any such agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.

9.2.8        The new dispute or subsequently filed arbitration shall be so consolidated, provided that the ICC Court determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration; (ii) no party to the new dispute or prior pending arbitration would be prejudiced; and (iii) the consolidation under these circumstances would not result in undue delay for the prior pending arbitration.

9.2.9        The consolidation order shall be final and binding upon all the parties involved in the consolidated proceedings. The arbitrations shall be consolidated into the arbitration that commenced first. The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration proceeding, the subject of which has been consolidated into another arbitral proceeding.

ARTICLE X
GENERAL

10.1  Non-Assignability. Except as otherwise expressly provided in this Agreement, no Investor shall assign or transfer or otherwise dispose to any third party all or any part of this Agreement or any of the rights or obligations to accrue hereunder, without the prior written consent of the other Investor.

10.2  Disclaimer of Agency. This Agreement shall not constitute either Investor as the legal representative or agent of the other Investor, nor shall any Investor have the right or authority

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to assume, create or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of the other Investor.

10.3  Notice. Any notice by any of the parties of this Agreement shall be prepared and delivered in English and addressed as follows:

I.	Companhia Siderúrgica Nacional:

Avenida Brigadeiro Faria Lima, 3.400, 20th Floor

04538-132, São Paulo, SP, Brazil

Telephone: (55 11) 3049-7100

[*]

With copy to:

[*]

II.	BJIOC:

13th Floor, Itochu Bldg., 5-1, Kita-Aoyama,

2chome, Minato-ku, Tokyo, 107-0061, Japan

[*]

III.	POSCO:

POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul,

135-777, Korea

[*]

IV.	China Steel Corporation:

88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661

Taiwan, Republic of China

[*]

V.       Congonhas Minérios S.A.:

Logradouro Casa de Pedra, without number, part

CEP 36.415-000, Congonhas/MG, Brazil

[*]

VI. Nacional Minérios S.A.:	With copy to:
Legal Department
Logradouro Casa de Pedra, s/n, parte 36.415-000, Congonhas, MG, Brasil	Rua Iguatemi, 192, 25º andar 01451-010, São Paulo, SP, Brasil
[*]	[*]

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10.3.1     Notices shall be deemed to have been delivered when sent with a return receipt or “aviso de recebimento” issued by the Empresa Brasileira de Correios e Telégrafos (Brazilian Official Post Office) to the above mentioned addresses or, in case of e-mail communication, when a confirmation of such transmission or confirmation receipt is obtained. The original version of documents sent via e-mail shall be sent to the above mentioned addresses no later than 2 (two) Business Days after such transmission.

10.3.2     Any Investor may change its address or telex or facsimile number for the purpose of this Section 10.3 by notice given to the other parties in the manner set forth above.

10.4  Non-Waiver. Any failure by any Party to enforce any provision of this Agreement shall not be considered as constituting a waiver of that Party’s right to enforce thereafter the same provision or other provisions hereof whether or not of similar character.

10.5  Confidentiality. Each of the Investors, Namisa and Congonhas Minérios shall maintain the confidentiality on the Confidential Information, except for any information which (i) at the time of disclosure, is public information, (ii) after disclosure, is published or otherwise becomes part of the public domain without any violation of this Agreement or the Transaction Documents by the Investors, (iii) is received by the disclosing Investor from a third party, provided that such third party, or any other party from whom such third party received such information, is not in breach of any confidentiality obligation in respect of such information. In the event that any Investor becomes legally obligated (whether by Law, court order or otherwise) to disclose any of the Confidential Information, such Investor shall (except for any announcements pursuant to Instrução CVM No. 358/02, as amended, in which case the relevant Investor may disclose such information as it deems to be required under such regulation) (a) immediately notify the other Investor of the existence, terms and circumstances in connection therewith, (b) cooperate with the other Investor, in the event that any Investor seeks a protective order or other appropriate remedy, (c) furnish only that portion of the Confidential Information which is legally required and (d) exercise its reasonable efforts to attempt that confidential treatment be accorded to the Confidential Information. The Investors hereby acknowledge that each of them may disclose any Confidential Information, to the extent necessary and permitted by Law, to any of their respective direct or indirect shareholder, employee, executive officer (director executivo), attorney, consultant, financial advisor, accountant or other Representative thereof, in compliance with the provisions of this Section10.5.

10.5.1     The obligation of confidentiality under this Section 10.5 above shall survive the termination of this Agreement and shall be valid until August 10, 2022.

10.6  Severability. Should any provision of this Agreement or any other agreements entered into between the Parties hereto in connection with this Agreement be or become invalid or unenforceable under any applicable Law or violate any applicable Law, the remainder of this Agreement or any of such other agreements shall be valid and binding as if such provision were not included therein.

10.7  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.8  Schedules and Exhibits. All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference. The specification of any Real or US Dollar amount in the representations and warranties contained in this Agreement

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or the inclusion of any specific item in the Schedules to Section 7.1 is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Investor shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any Claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. No events, changes, circumstances, developments, effects or states of facts occurred prior to the date hereof shall be added as updates in the Schedules after the date hereof. The representations and warranties of CSN in Section 7.1 that are qualified by materiality shall only have the relevant Schedule supplemented by material events, changes, circumstances, developments, effects or states of facts occurred after the date hereof.

10.9  Conversion of Amounts. The conversion of amounts in Brazilian Reais into United States dollars (PTAX for “venda”), and in United States dollars into Brazilian Reais (PTAX for “compra”), for the purpose of complying with the obligations set forth under this Agreement, shall use PTAX applicable at the close of the business of the day that is 2 (two) Business Days prior to the relevant calculation or payment date (as the case may be). If no PTAX value is available on such date, PTAX value shall be replaced by the exchange rate freely practiced in the Brazilian financial market.

10.10                   Effectiveness. This Agreement shall only become effective upon CSN΄s, Namisa΄s, Congonhas Minérios΄ and POSCO’s board of directors approvals (“Board Approvals”), which meetings shall take place on or before December 12, 2014, being the date the last of those approvals is obtained hereinafter referred to as “Date of Effectiveness”. In case any of the Board Approvals are not obtained by December 12, 2014, this Agreement shall be automatically terminated, without producing any effect.

10.11                   Amendments. This Agreement may be amended only with the written consent of the Parties.

10.12                   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE XI

LAND ACQUISITION

11.1  The Land Acquisition shall be implemented in accordance with this Article XI. For purposes of this Agreement, “Land Acquisition” means the acquisition and/or the obtention by Congonhas Minérios of (i) the full title (propriedade) of the areas necessary for the implementation of the B53 Tailing Dam and the P28 Loading Terminal, as per the business plan of Congonhas Minérios, P7 Water Supply, P9 Water Supply and the legal reserve necessary for operation (the “Relevant Areas” as described in Exhibit 11.1), free and clear of any Liens that adversely affect the expansion of Congonhas Minérios operations, and/or (ii) the possession right (direito de posse) on a permanent basis, binding and opposable before third parties, over the Relevant Areas by means of (a) the creation, implementation and/or completion of a mining easement (servidão minerária) in the Relevant Areas to the benefit of the mineral right related to the DNPM Process No. 043.306/1956 or any other mineral right held by Congonhas Minérios related to the Relevant Areas, and/or (b) any other mechanisms such as expropriation of the Relevant Areas.

11.1.1.    The non-binding guidelines and milestones for the implementation of the Land Acquisition are attached hereto as Exhibit 11.1.1(A). For avoidance of doubt, the strategy, actions, dates, events and sequence of events contained in Exhibit 11.1.1(B). are tentative, for illustrative purposes only, and subject to events that are not controlled by CSN or Congonhas Minérios.

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Therefore they may be altered at any time as CSN or Congonhas Minérios, as the case may be, deem necessary for the timely completion of the Land Acquisition.

11.1.2.    The creation, implementation and/or completion of the mining easement referred in Section 11.1(ii)(a) above shall include all the procedures, including lawsuits, necessary to allow Congonhas Minérios to exercise the possession of the Relevant Areas, on a permanent basis, binding and opposable before third parties.

11.1.3.    CSN shall bear all the costs and expenses required for the Land Acquisition, including attorney’s fees, court costs, royalties, rentals, release of Liens, transfer costs, registration fees, taxes (except for ITBI in relation to areas which could be transferred to Congonhas Minérios as a result of the merger (incorporação) of an Affiliate by Congonhas Minérios) and indemnification amounts payable to land owners or third parties with possession rights over the Relevant Areas.

11.2  As of the Closing, the total budget to implement the Land Acquisition will be of R$150,000,000.00 (one hundred and fifty million Reais), which shall be increased to R$200,000,000.00 (two hundred million Reais) if the Land Acquisition has not been entirely concluded by October 30, 2016.

11.2.1.    Regardless of the amounts of the budget under Section 11.2, which shall not be understood as limiting the payment obligations of CSN hereunder, CSN shall always be responsible to complete and bear all the costs and expenses required for the Land Acquisition, in accordance with Section 11.1.3 above.

11.3  Between the Closing Date and October 31, 2016, CSN will lead and be responsible for the Land Acquisition process. During this period, the executive officer and the Board Member of Congonhas Minérios appointed by JKTC shall have the right to be reasonably informed about the Land Acquisition process, including (i) purchase of the Relevant Areas (including status of negotiations with landowners and status of lawsuits, if applicable), (ii) legal process (PAE/mining easement) and (iii) project updates.

11.3.1.    Notwithstanding the above, Congonhas Minérios shall reasonably support CSN in the Land Acquisition process.

11.4  From November 1, 2016 until completion, Congonhas Minérios shall directly lead and be responsible for the procedures for Land Acquisition process, without prejudice to the right to be reimbursed for related costs and expenses. During this period, the management decisions related to the Land Acquisition at the level of Congonhas Minérios shall be made in accordance with the authority matrix provided in Exhibit 11.4 hereto. CSN shall cause Congonhas Minérios to amend its bylaws, if necessary, and/or create internal rules of delegation of powers, as the case may be, to assure compliance with this Section 11.4.

11.4.1.    Notwithstanding the above, CSN shall reasonably support Congonhas Minérios in the Land Acquisition process, including by taking all the necessary measures or procedures required for purposes of the transfer of the Relevant Areas which have been acquired directly or indirectly by CSN (including through sociedades por conta de participação).

11.4.2.    Whenever the Land Acquisition process requires actions from third parties (such as brokers or acquisition vehicles) that are under control of CSN, CSN shall, if reasonably required by Congonhas Minérios, instruct such third parties to take such actions.

11.4.3.    From November 1, 2016, until the completion of the Land Acquisition, the statutory officer and the Board member of Congonhas Minérios appointed by JKTC shall have the right to (i) participate in all relevant discussions at Congonhas Minérios related to Land Acquisition, its

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strategy and process; and (ii) reasonably request reports on the status/progress of the Land Acquisition to Congonhas Minérios management.

11.4.4.    The costs and expenses with the Land Acquisition incurred directly by Congonhas Minérios shall be accrued and presented to CSN on a quarterly basis and contributed or reimbursed by CSN to Congonhas Minérios, as the case may be, within 45 days from receipt of a notice in this regard, together with the relevant receipts and support documentation in accordance with Section 11.4.4.1 below. After such 45-day period, the amount to be contributed or reimbursed by CSN is subject to the payment of late interest of 1% per month plus 1% delinquent penalty.

11.4.4.1.   For purposes of the Land Acquisition and the contribution referred in Section 11.4.4, CSN shall subscribe a capital increase to be paid in with (i) the lands or rights acquired by CSN in connection with the Land Acquisition process and/or, as the case may be, (ii) the amount corresponding to the expenses incurred by Congonhas Minérios in relation to the Land Acquisition process (“Land Capital Increase”). Every time a Land Capital Increase takes place, JKTC Parties shall have the right, at its sole discretion, to participate in the Land Capital Increase, pursuant to article 171 of the Brazilian Corporations Law. In case JKTC Parties decides not to participate in the Land Capital Increase, fully waiving its preemptive right, it may exercise the Land Acquisition Subscription Bonus subscribing for as many common shares of Congonhas Minérios as necessary to ensure that JKTC keeps the same equity and voting interests in Congonhas Minérios as it held immediately before such Land Capital Increase, for an exercise price of R$ 1,000.00 (one thousand Reais). Alternatively, the Parties may agree on other available mechanisms to achieve the same effect. An illustrative example of the calculation of the number of shares to be subscribed by JKTC is attached hereto as Schedule 11.4.4.1.

11.5  In case the Land Acquisition is not completed, for any reason whatsoever, including force majeure, until March 30, 2020, then CSN shall pay to BJIOC SPC, on April 1st, 2020, in immediate available funds, through wire bank transfer, a compensatory penalty (multa compensatória) in the amount of USD 20,000,000.00 (twenty million US Dollars) plus interest of LIBOR plus 3.5% (three point five percent) accrued between December 1st, 2015 and the date the penalty is paid, provided that, in any case, such penalty shall not exceed USD 25,000,000.00 (twenty five million US Dollars). For purposes of this Section 11.5, “LIBOR” shall mean 3-Month USDr London Interbank Offered Rate.

11.5.1.    The Parties agree that the payment of the compensatory penalty provided for in Section 11.5 above by CSN to BJIOC SPC is the sole remedy of JKTC Parties and BJIOC SPC in relation to CSN΄s failure to complete the Land Acquisition, and any impact to Congonhas Minérios deriving therefrom, directly or indirectly.

11.5.2.    The Parties agree that the payment of such penalty by CSN to BJIOC SPC shall not dismiss, affect or in any manner change CSN’s obligations towards Congonhas Minérios under Sections 11.1 (and sub items) to 11.4 (and sub items), which shall survive until the Land Acquisition is completed.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to affix their respective signatures on this instrument the day and year first above written.

[signature pages follow]

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Companhia Siderúrgica Nacional

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Brazil Japan Iron Ore Corporation

_________________________ By: Title:

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

POSCO

_________________________ By: Title:

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

China Steel Corporation

_________________________ By: Title:

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Congonhas Minérios S.A.

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Nacional Minérios S.A.

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Investment Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, Congonhas Minérios S.A. and Nacional Minérios S.A.

Witnesses:

1.________________________ Name: ID Card:	2.________________________ Name: ID Card:

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